UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )
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ON Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keith D. Jackson
President and
Chief Executive Officer
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Wednesday, May 20, 2009 at 8:30 A.M., local time, for the following purposes:
1. To elect three Class I Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2012 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To approve an amendment to the 2000 Employee Stock Purchase Plan to increase the cumulative total number of shares of common stock issuable thereunder from 8,500,000 to 15,000,000 and to eliminate the 90 day waiting period for eligible participants to re-enroll in the plan after a withdrawal or cancellation of enrollment;
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
4. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
The Board of Directors has fixed the close of business on April 6, 2009, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.
Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Sincerely yours,
April 10, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 20, 2009.
The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and its
Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at
www.onsemi.com/annualdocs.

-i-

(continued)

-ii-

ON SEMICONDUCTOR CORPORATION
5005 E. McDowell Road
Phoenix, Arizona 85008
PROXY STATEMENT
This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Wednesday, May 20, 2009 at 8:30 A.M., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 10, 2009.
Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below. You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
If you vote by telephone or internet, DO NOT mail your proxy card.
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:
1. Election of three Class I Directors each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2012 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To approve an amendment to the 2000 Employee Stock Purchase Plan to increase the cumulative total number of shares of common stock issuable thereunder from 8,500,000 to 15,000,000 and to eliminate the 90 day waiting period for eligible participants to re-enroll in the plan after a withdrawal or cancellation of enrollment. The 2000 Employee Stock Purchase Plan, as proposed to be amended, is set forth as Appendix A to this Proxy Statement; and
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.
We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.
Record Date and Quorum
The Board has fixed the close of business on April 6, 2009, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 420,247,273 shares of our common stock outstanding.
The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.
Required Vote
With respect to Proposal 1, a plurality of the votes at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposals 2 and 3. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposals 2 and 3.
Revocation of Proxies
You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.
MANAGEMENT PROPOSALS
Proposal 1:
Election of Directors
The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2012. The Class II Directors’ terms will expire in 2010. The Class III Directors’ terms will expire in 2011.
The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Francis P. Barton, Curtis J. Crawford, Emmanuel T. Hernandez, Phillip D. Hester, Daryl Ostrander, and Robert H. Smith. The Board also determined that Christine King, who became a director in March of 2008 in connection with our acquisition of AMIS Holdings, Inc. (“AMI”) and who resigned from our Board on October 1, 2008, was an independent director during the period of her service. Mr. John Marren, who resigned from our Board effective February 14, 2008, was not treated as an independent director.1
In making the determinations as to which members of the Board are independent, the Board considered the information included below in this proxy statement under the heading “Relationships and Related Transactions—Related Party Transactions.” In addition, the Board considered the fact that certain of these independent Directors, as disclosed in their biographies below, are associated with other companies in the semiconductor industry. In reviewing these relationships, the Board determined that, absent a direct conflict (in which event the Board may require recusal or other similar procedures), such relationships do not impede any such Director’s ability to act independently on behalf of the Company and its stockholders.
In making the determination that Ms. King was independent during the period of her service, the Board considered her prior positions with AMI and the consideration she received in connection with the merger of AMI into the Company’s subsidiary in March 2008. The Board also considered the fact that Ms. King was a director of Analog Devices, Inc. (“Analog Devices”) in December of 2007, when the Company purchased assets from Analog Devices

[1]
Mr. Marren was an affiliate of the Texas Pacific Group and its affiliates (“TPG”), which prior to mid-2007 was one of our largest stockholders. Due to stock buyback transactions we entered into with TPG in 2006 and 2007, the Board decided to take a cautious approach and to treat Mr. Marren as non-independent.

for total consideration of approximately $184 million, including the value of a supply agreement in connection with the transaction.
In making the determination with respect to Mr. McCranie’s and Mr. Smith’s independence, the Board considered an intellectual property license agreement entered into in 2007 with Virage Logic Corporation (“Virage Logic”) relating to cell logic libraries. At the time, Mr. McCranie was the President and Chief Executive Officer and a director of Virage Logic and owned less than 1% of the outstanding common stock of Virage Logic in addition to certain stock options. Mr. Smith was also a director of Virage Logic. In addition, AMI and Virage Logic had entered into a master license agreement prior to our acquiring AMI in 2008.
In considering the independence of Mr. Hernandez and Mr. McCranie, the Board considered two separate supply and purchase transactions that we entered into in 2007 and 2008 with SunPower Corporation (“SunPower”). These transactions are described below in this proxy statement under the heading “Relationships and Related Transactions—Related Party Transactions.” At that time, Mr. Hernandez was the Chief Financial Officer of SunPower and owned less than 1% of its outstanding voting power. Mr. McCranie was a director of Cypress Semiconductor Corporation (“Cypress Semiconductor”), which at the time was a controlling shareholder of SunPower.
Proxies will be voted FOR the election of the nominees, unless you withhold your vote or indicate otherwise on your proxy card. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.
Class I—Terms Expiring in 2009
Curtis J. Crawford, 61, a Director since September 1999. Dr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of ITT Industries, Inc., and E.I. du Pont de Nemours. Dr. Crawford is the author of two books on leadership and corporate governance.
Daryl Ostrander, 60, a Director since February 2009. Mr. Ostrander was appointed to the Board on February 26, 2009. Mr. Ostrander has 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing. From 1981 to 2008, Mr. Ostrander was the Senior Vice President, Manufacturing and Technology for Advanced Micro Devices, Inc. (“AMD”), a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since 2008 Mr. Ostrander has operated his own enterprise, Ostrander Holdings, LLC, which is a graphic design and printing business.
Robert H. Smith, 72, a Director since September 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell

Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith currently serves on the boards of directors of Cirrus Logic, Inc., PLX Technology, Inc., Virage Logic and Epicor Software Corporation.
Required Vote
The three Class I Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
The Board of Directors recommends a vote “for” approval of Proposal 1.
The individuals listed below are presently serving as Directors.
Class II—Terms Expiring in 2010
J. Daniel McCranie, 65, Chairman of the Board since August 2002 and a Director since November 2001. Since October 2008, Mr. McCranie has served as Executive Chairman of Virage Logic, a provider of application-optimized semiconductor intellectual property platforms. Previously, Mr. McCranie was President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Prior to this, Mr. McCranie was employed by Cypress Semiconductor from 1993 to 2001, a supplier of diversified, broadline semiconductor products with a focus on communications, lastly as its Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. In addition to Virage Logic, Mr. McCranie currently serves on the boards of directors of Cypress Semiconductor and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.
Emmanuel T. Hernandez, 53, a Director since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower. He retired as Chief Financial Officer of SunPower in November 2008, but continued in a transition role at SunPower until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks.
Class III—Terms Expiring in 2011
Keith D. Jackson, 53, a Director since November 2002. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of the Company in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining our Company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson currently serves on the board of directors of the Semiconductor Industry Association.
Francis P. Barton, 62, a Director since February 2008. From September 2005, Mr. Barton served as the Chief Financial Officer of UTStarcom, Inc., where he had been instrumental in overseeing UTStarcom’s improvements to cost structure, balance sheet and cash-flow. He retired as Chief Financial Officer of UTStarcom in August 2008. Prior to joining UTStarcom in September 2005, Mr. Barton was the Chief Financial Officer of Atmel Corporation, where he was responsible for the semiconductor company’s finance and administration. Mr. Barton was the Senior Vice President and Chief Financial Officer at AMD from 1998 to 2001. From 1996 to 1998, he was Vice President and Chief Financial Officer at Amdahl Corporation. Mr. Barton worked at Digital Equipment Corporation in

Maynard, Massachusetts, from 1974 to 1996 — beginning as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of the company’s personal computer division. Mr. Barton served on the board of directors of UTStarcom, Inc. until August 2008 when he retired from the board.
Phillip D. Hester, 54, a Director since August 2006. Since April 2008, Mr. Hester has been a technology consultant. From 2005 to April 2008, he served as the Chief Technology Officer at AMD. Since approximately mid-2006 to April 2008, Mr. Hester had also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester was responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chaired the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.
Proposal 2:
Amendment of 2000 Employee Stock Purchase Plan
The Company’s 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”), provides eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of our common stock through convenient payroll deductions, except where prohibited by law.
In February 2000, the Board and stockholders adopted the original plan that authorized the issuance of 1,500,000 shares. In May 2001, the Board and stockholders increased the number of shares authorized for issuance by 4,000,000 shares for a total of 5,500,000 shares, and again in May 2004, increased the number of authorized shares from 5,500,000 to 8,500,000.
The Board has determined, in order to give us the ability to continue to attract and retain the talented employees necessary for our continued growth and success, to amend the 2000 ESPP to increase the number of shares of common stock authorized for issuance under the 2000 ESPP by 6,500,000 million shares, for a cumulative total of 15,000,000 shares (which includes all shares previously issued under the 2000 ESPP), effective as of the date of stockholder approval. In addition, the proposed amendment eliminates the 90 day waiting period for eligible participants to re-enroll in the plan after a withdrawal or cancellation of enrollment. The amendment would be effective for the offering period ending on June 30, 2009.
Summary of Plan
The following general description of the material features of the 2000 ESPP is qualified in its entirety by reference to the 2000 ESPP, as proposed to be amended, which is attached as Appendix A.
Purpose
The purpose of the 2000 ESPP is to encourage ownership of common stock of the Company by all eligible employees and to provide incentives for them to exert maximum efforts for the success of the Company and its affiliates. The 2000 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Eligibility to Participate
All U.S. employees and those in our foreign subsidiaries designated by the Board are eligible to participate in the 2000 ESPP. An employee is not eligible, however, if he or she owns or has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, an employee is not eligible if he or she normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year or if the employee has been employed by the Company for less than 90 days. The 2000 ESPP is intended to be a broad base compensation plan and the Board has currently designated those employees in our United States and Malaysia subsidiaries as eligible to participate in the 2000 ESPP. As of December 31, 2008, there were approximately 5,166 employees eligible to participate, subject to limitations of local law, tax policy and custom in such foreign country.
Administration, Amendment and Termination
The Board has delegated the authority to administer the 2000 ESPP to the Compensation Committee. The members of the Compensation Committee serve at the pleasure of the Board.
Subject to the terms of the 2000 ESPP, the Compensation Committee has the authority to amend, suspend, waive and rescind the rules and regulations as it deems necessary or advisable to administer the 2000 ESPP, to correct any defect or supply any omission or reconcile any inconsistency in the 2000 ESPP and to construe and interpret the 2000 ESPP and rules and regulations thereunder. The Compensation Committee may also make any other decision and determination under the 2000 ESPP, including determinations relating to eligibility.
The Company’s Board of Directors may amend or terminate the 2000 ESPP at any time for any reason unless stockholder approval is required by federal or state law or regulation or the rules of the automated quotation system or stock exchange on which the Company’s stock is quoted or listed. In a case where stockholder approval is required, such approval must be obtained within one year of Board action. No amendment or termination may materially and adversely affect the rights of a participant without such participant’s consent.
Number of Shares of Common Stock Available Under the ESPP
Currently 8,500,000 shares of common stock are authorized for issuance pursuant to the 2000 ESPP. If the proposed amendment is adopted, the number of shares authorized for issuance will be increased to 15,000,000. Shares sold under the 2000 ESPP may be newly issued shares, treasury shares or shares purchased on the open market. In the event of any stock split or other change in the capital structure of the Company or similar event affecting the stock, appropriate adjustments will be made in the number and kind of shares available for purchase under the 2000 ESPP.
Enrollment and Contributions
Eligible employees voluntarily elect whether or not to enroll in the 2000 ESPP. Employees may join for a period of three months. Employees who have joined the 2000 ESPP are automatically re-enrolled for additional rolling three-month periods, provided that the employee remains eligible under the rules of the 2000 ESPP. However, an employee may cancel his or her enrollment at any time, subject to 2000 ESPP provisions. The proposed amendment to the 2000 ESPP eliminates the 90 day waiting period that an employee must wait prior to re-enrolling in the 2000 ESPP.
Employees may contribute to the 2000 ESPP through payroll deductions. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Compensation Committee may establish a lower or higher maximum permitted contribution percentage. An employee may change the payroll contribution amount for a future offering period by filing a new enrollment form at least two weeks prior to the beginning of the offering period. An employee may discontinue payroll contributions during an offering period by filing a new enrollment form, and the change will be effective for the next payroll after the enrollment form is received.
Purchase of Shares
At the end of each offering period, each participating employee’s payroll deductions are used to purchase shares of common stock for the employee. The price of the shares purchased will be 85% of the lower of (i) the stock’s fair market value on the first day of the three-month offering period, or (ii) the stock’s fair market value on the last day of the offering period. Currently, during any single offering period, no employee may purchase more than the lesser of: (i) 500 shares of common stock, or (ii) the number of shares derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period. In the event that an employee’s payroll contribution is greater than the amount the employee is able to purchase, the excess amount will be returned to the employee as soon as practical after the end of the offering period.

Termination of Participation
Participation in the 2000 ESPP terminates when a participating employee’s employment with the Company ceases for any reason, the employee withdraws from the 2000 ESPP, the employee becomes ineligible to participate under the rules of the 2000 ESPP, or the 2000 ESPP is terminated or amended such that the employee no longer is eligible to participate.
Number of Shares Purchased by Certain Individuals and Groups
The following table sets forth the purchases made in the 2008 fiscal year under the 2000 ESPP for the individuals and groups of individuals specified. The actual number of shares that may be purchased by these individuals and groups during the current year will not be determinable until the fiscal year end.
Plan Benefits Table

Name and Position	Dollar Value ($)	Number of Shares

Keith D. Jackson	$0	0
President and Chief Executive Officer
Donald Colvin	$0	0
Executive Vice President, Chief Financial Officer and Treasurer
Robert Mahoney	$0	0
Executive Vice President, Sales and Marketing
W. John Nelson	$0	0
Executive Vice President and Chief Operating Officers
William Hall	$6,800	2,000
Senior Vice President and General Manager of Standard Products Group
All current executive officers, as a group	$20,400	6,000
All directors who are not executive officers, as a group (1)	$0	0
All employees who are not executive officers, as a group	$3,929,122	1,155,624

(1)	Directors who are not employees of the Company are not eligible to participate in the 2000 ESPP.
Tax Aspects
The Company intends that the 2000 ESPP qualify as an employee stock purchase plan under Section 423 of the Code. The following discussion provides a general summary of the material federal income tax consequences of the purchase of shares of stock under the 2000 ESPP. Tax consequences for any particular individual, however, may be different. This discussion does not address the consequences of state, local or foreign tax laws.
An employee does not recognize taxable income when shares of stock are purchased through the 2000 ESPP. An employee, however, will generally recognize taxable income upon the sale or disposition of stock purchased through the 2000 ESPP.

For shares that are disposed of 24 months or later after the first day of the offering period under which shares were purchased (a “qualifying disposition”), gain is taxed as ordinary income up to the amount of the discount from the market price of the stock on the first day of such offering period. Any additional gain above that amount is taxed at the long-term capital gain rates. If, however, the employee sells the stock for less than the purchase price, there will be no ordinary income. Instead, the employee will have a long-term capital loss for the difference between the sale price and the purchase price.
If a participant disposes of shares during the 24 month period after the first day of the offering period in which shares were purchased (a “disqualifying disposition”), the employee will recognize ordinary income on the difference between the purchase price and the fair market value of the stock on the actual purchase date, regardless of whether there is any gain upon such disposition. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date starts the holding period for determining whether the gain (or loss) is short-term or long-term.
If an employee makes a disqualifying disposition, the Company will receive a deduction equal to the amount of ordinary income an employee must recognize for the year of the disqualifying disposition. The Company will not receive a deduction for qualifying dispositions.
Required Vote
The affirmative vote of a majority of the votes duly cast is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.
The Board of Directors recommends a vote “for” approval of Proposal 2.
Proposal 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2009 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2009, and is seeking ratification by the stockholders of this appointment.
A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.
If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.
Required Vote
The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal 3.
Audit and Related Fees
The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees billed during 2008 and 2007 for audit and other services provided by PricewaterhouseCoopers. These fees do not reflect all fees incurred, only fees actually billed.

Fee Type	2008	2007
	(in millions)	(in millions)
Audit Fees (1)	$2.8	$3.0
Audit Related Fees	$0.0	$0.0
Tax Fees (2)	$0.4	$0.3
All Other Fees	$0.0	$0.0

Total Fees	$3.2	$3.3

(1)
Includes fees billed for each of 2008 and 2007 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. The total estimated audit fees for the 2008 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) is $3.0 million, of which $1.8 million was billed in 2008 and reflected in the $2.8 million of audit fees above. The total actual audit fees for the 2007 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) was $2.3 million, of which $1.3 million was billed in 2007 and $1.0 million was billed in 2008.

(2)
Includes fees billed for each of 2008 and 2007 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, and consultations relating to transfer pricing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2008 and 2007, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board met nine times last year and the committees, including any special committees, of the Board held a total of 27 meetings. On average, the Directors attended 95.14% of the total Board and committee meetings held in 2008. None of our incumbent Directors attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served in 2008. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, three Directors, Messrs. McCranie and Jackson and Ms. King, attended the annual meeting of stockholders on May 14, 2008.
Committees of the Board*
Our current Board committee membership is as follows:

Corporate
Governance and
Nominating		Compensation	Executive
Committee	Audit Committee	Committee	Committee
J. Daniel McCranie***	Emmanuel T. Hernandez***	Robert H. Smith***	J. Daniel McCranie***
Curtis J. Crawford	Francis P. Barton**	Curtis J. Crawford	Curtis J. Crawford
Phillip D. Hester	Curtis J. Crawford	J. Daniel McCranie	Phillip D. Hester
	J. Daniel McCranie		Keith D. Jackson
Robert H. Smith

*
On August 13, 2008, the Board reconfigured certain of its committees. The Corporate Governance and Executive Committee and the Nominating Committee were reconfigured to the Corporate Governance and Nominating Committee and the Executive Committee. Accordingly, on August 13, 2008, the Board also adopted charters for the Corporate Governance and Nominating Committee and the Executive Committee. Additional information about these committees and their charters is below.

**	Mr. Barton was appointed to the Audit Committee effective February 14, 2008.

***	Denotes the Chairman of such committee.
Audit Committee: The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Audit Committee has the specific purpose under its charter to:
•	monitor the integrity of our corporate financial reporting;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent auditor;

•	review the independence, qualifications and performance of our internal and independent auditor;

•	oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and

•
provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the responsibilities of the Audit Committee that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:
•
pursuant to Commissions rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•
on an ongoing basis, review and approve or disapprove related party transactions to the extent required under applicable federal securities laws and related rules and regulations of NASDAQ, unless such transactions are submitted to another comparable independent body of the Board; and

•	prepare an annual report required by the rules of the Commission for inclusion in our proxy statement.
The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, to the extent it deems necessary and appropriate, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.
The Board has determined that each current member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Audit Committee Report” below for more information on this committee. The Audit Committee met ten times in 2008.
Compensation Committee: The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Among other things, our Compensation Committee has the specific purpose under its charter to:
•
discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the Chief Executive Officer (“CEO”), other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.
Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•
annually review and approve goals and objectives relevant to the compensation of each of our CEO and senior executives evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•
administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•	retain or terminate any compensation consultants or other advisors to assist the Committee in evaluating compensation matters or in carrying out its responsibilities; and

•	review insurance coverage for directors and officers and make recommendations to the board with respect to such insurance.
Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the Compensation Discussion and Analysis (“CD&A”). The 2000 Stock Incentive Plan (“SIP”) contemplates that, pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. Although the Compensation Committee has delegated authority to the CEO in accordance with this provision, the CEO does not make awards to any of our Named Executive Officers (defined in “Compensation of Executive Officers” below) or other executive officers.
The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met six times in 2008.
Executive Committee: The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Executive Committee has the specific purpose under its charter to:
•
exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to restrictions and limitations imposed by applicable law.

Our Executive Committee has the delegable power and authority of the Board regarding the management of the business affairs of the Company during intervals between Board meetings; however, and as set forth in its charter, the Executive Committee does not have the power, among other things, to:
•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	amend the certificate of incorporation or bylaws of the Company;

•	adopt an agreement of merger or consolidation or recommend to the stockholders the dissolution of the Company;

•	declare dividends;

•	appoint or remove the Chairman of the Board or the President and CEO; and

•	appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters.
The Executive Committee is not required to meet quarterly and did not meet in 2008. The prior configuration of the Executive Committee met three times in 2008. See the description of the reconfigured committees under “The Board of Directors and Corporate Governance — Committees of the Board” above.
Corporate Governance and Nominating Committee: The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:
•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	monitor the process to assess Board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•
review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:
•	develop and review criteria for director nominees and a process for the recommendation of director nominees by the Committee;

•
identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	consider shareholder nominations, if a shareholder complies with our director nomination procedures described in the bylaws and applicable law;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such policies;

•	review activities of directors that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	oversee the evaluations of the Board and its committees;

•	encourage and facilitate directors’ continuing education; and

•
develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis.

The Corporate Governance and Nominating Committee considers the following nomination criteria regarding Board membership:
•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•
a nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	a nominee’s familiarity with the semiconductor industry;

•	a nominee’s experience in political affairs;

•	a nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.
The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. However, the Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willingness to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals. For example, Mr. Barton was identified as a candidate for the Board with the assistance of a third-party search firm. Ms. King was appointed as a director pursuant to the Agreement and Plan of Merger entered into in connection with the AMI merger. For a description of the procedure for stockholder nominations, see “Miscellaneous Information —Stockholder Nominations and Proposals” below.

The Board has determined that each of the current members of the Corporate Governance and Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Corporate Governance and Nominating Committee met once in 2008 and the prior configuration of the Nominating Committee met three times in 2008. See the description of the reconfigured committees under “The Board of Directors and Corporate Governance — Committees of the Board” above.
Special and Other Committees: In 2008, the Board, from time to time, deemed it desirable and in the best interest of the Company to form various special committees and independent committees.
Compensation of Directors*

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock		Incentive Plan	Deferred	All Other
	in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	Earnings	($)	($)
Francis P. Barton (4)	60,422	106,497	16,215	0	0	0	183,134
Curtis J. Crawford	80,500	162,732	672	0	0	0	243,904
Emmanuel T. Hernandez	79,000	162,732	672	0	0	0	242,404
Phillip D. Hester	63,000	138,784	18,233	0	0	0	220,017
Keith D. Jackson (5)	0	0	0	0	0	0	0
Christine King (6)	31,925	96,283	0	0	0	0	149,179
John W. Marren (7)	0	(45,070)	(4,438)	0	0	0	(49,508)
J. Daniel McCranie	139,500	162,732	672	0	0	0	302,904
Robert H. Smith	84,000	162,732	10,159	0	0	0	256,891

*	This table includes compensation for 2008 for all persons who served as directors at any time during 2008.

(1)
This column includes annual retainer fees earned for 2008 regardless of when paid. Payment for meeting fees was discontinued as of the end of 2007 and only retainer fees were paid to directors in 2008 in accordance with the new compensation plan approved by the Compensation Committee on February 13, 2008. For additional information about the new director compensation plan see “Compensation of Directors — Discussion of Director Compensation” and “Compensation of Directors — Retainers” below.

(2)
This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2008 with respect to awards of restricted stock units (“RSUs”) made to the directors in prior years and awards of restricted stock with 100% vesting on the grant date made to the directors in 2008. Grant date fair value is the closing price on the date of grant for stock unit awards. The 2008 awards are further described in the “Discussion of Director Compensation” below. We did not make awards of restricted stock to directors prior to 2008. As of December 31, 2008, each active director (other than Mr. Jackson) held 10,500 RSUs, except for Mr. Hester who held 7,000 RSUs and Mr. Barton who became a director in 2008 and did not receive RSUs. With respect to Mr. Jackson, see footnote (5). The grant date fair value of each restricted stock award made in 2008 computed in accordance with FAS 123R is as follows: Mr. Barton — $106,497; Mr. Crawford — $106,497; Mr. Hernandez — $106,497; Mr. Hester — $106,497; Ms. King — $96,283; Mr. McCranie — $106,497; and Mr. Smith — $106,497. The award amount for Ms. King does not include $29,972 of compensation cost recognized for 2008 with respect to RSUs that Ms. King received at AMI and that were assumed by us in connection with the merger with AMI in March of 2008. Mr. Marren resigned in 2008, and his RSUs expired unvested.

(3)
This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2008 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year 2008 compensation cost for awards made in 2008 and in prior years, using the FAS 123R modified prospective transition method. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalents are included in the table below. We describe these options in more detail in the “Discussion of Director Compensation” below. In 2008, there were no grants of stock options to directors other than Messrs. Jackson and Barton and Ms. King. Mr. Barton was granted 20,000 stock options on March 3, 2008 and Ms. King was granted 20,000 stock options on April 7, 2008. Ms. King resigned in 2008, and these stock options expired unvested. The grant date fair value of each such award computed in accordance with FAS 123R was $2.93 for the options granted to Mr. Barton and $3.79 for the options granted to Ms. King. With respect to Mr. Jackson, see footnote (5) below. As of December 31, 2008, the following directors held stock options to purchase common stock in the following amounts: Mr. Barton — 20,000; Mr. Crawford — 34,000; Mr. Hernandez — 34,000; Mr. Hester — 20,000; Ms. King — 1,149,844 (all of which were obtained by Ms. King upon conversion of her options to purchase AMI common stock into options to purchase our common stock upon the merger with AMI in March of 2008); Mr. McCranie — 24,822; and Mr. Smith — 20,000.

The following table sets forth the assumptions in our calculations of grant date fair values for options held by the listed Directors (other than Mr. Jackson) for which expense is recognized in the financial statements in fiscal 2008:

			Expected		Dividend	2008
	Grant	Volatility	Life	Risk-Free	Yield	Expense
Name	Date	%	(Years)	Interest Rate (%)	($)	($)
Francis P. Barton	3/3/2008	56.3%	4.72	2.8%	0	16,215
Curtis J. Crawford	2/17/2005	59.4%	3.48	3.6%	0	672
Emmanual T. Hernandez	2/17/2005	59.4%	3.48	3.6%	0	672
Phillip D. Hester	9/5/2006	54.1%	3.78	4.7%	0	18,233
Christine King	4/7/2008	66.3%	4.64	2.5%	0	18,550
John W. Marren	2/17/2005	59.4%	3.48	3.6%	0	672

			Expected		Dividend	2008
	Grant	Volatility	Life	Risk-Free	Yield	Expense
Name	Date	%	(Years)	Interest Rate (%)	($)	($)
J. Daniel McCranie	2/17/2005	59.4%	3.48	3.6%	0	672
Robert H. Smith	8/18/2005	59.6%	3.50	4.1%	0	10,159

(4)	Mr. Barton joined the Board on February 14, 2008.

(5)
Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any additional compensation in connection with his service as a director.

(6)
Ms. King resigned from the Board effective October 1, 2008. Had Ms. King provided service as a director through the 2008 fiscal year, the total stock compensation expense would have been $18,550 related to stock options and $227,857 related to restricted stock and RSUs. The table reflects the expense for those awards that vested during fiscal 2008.

(7)
Mr. Marren resigned from the Board effective February 14, 2008. During 2008, Mr. Marren did not attend any Board meetings. Mr. Marren was affiliated with TPG, our principal shareholder prior to mid-2007, and had previously waived retainer and meeting fees. He began earning retainer and meeting fees following TPG’s sale of its remaining shares of the Company’s common stock in 2007. The retainer and meeting fees totaled $30,827 and were paid in 2008. Had Mr. Marren provided service as a director through the 2008 fiscal year, the total stock compensation expense for 2008 would have been $672 related to stock options and $56,214 related to RSUs. The table reflects the amounts that had been previously reported in the 2007 Proxy Statement that were reversed in 2008 because the awards did not vest.

Discussion of Director Compensation
The Compensation Committee reconsidered the compensation of Outside Directors in February 2008 and approved changes to the compensation program for our Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee.
In reconsidering our Board compensation practices, the Compensation Committee hired, and was advised by, the outside consulting firm of Meyercord & Associates, Inc. (“Meyercord”). Beginning as of January 1, 2008, the annual retainer payable to the Chairman of the Board and each director was increased to $114,000 and $59,000 per year, respectively, but we will not make separate payments for attendance at Board or Committee meetings. The annual payments to the non-chair members of the Audit Committee and the Compensation Committee were reduced to $10,000 and $7,500, respectively. We will pay an annual fee of $8,000 to the chairman of the Corporate Governance and Nominating Committee and $4,000 to the non-chair members of that Committee. New Directors will continue to receive an option to purchase 20,000 shares of our common stock, but the annual equity award will be determined each year in an amount allowing total Director compensation to be at or about the mid-point of our peer group, based on a study to be provided by a compensation consultant chosen and hired by the Compensation Committee. We will calculate the annual equity award by subtracting $76,500 (the cash compensation earned by a “baseline” board member who receives the annual retainer of $59,000 and also serves on both the audit and compensation committees) from the midpoint total compensation amount determined as described above, and dividing the resulting amount by the closing stock price on the date of grant. We currently contemplate that the grants will be made under the SIP in the form of restricted stock that vests at or about the date of grant. When a director is appointed after the date of the annual grant, the award amount will be prorated based on the period of the year during which the director serves.
Retainers: Under the program in 2008, the annual cash retainers were:
•	to the Chairman of the Board, $114,000 per year.

•	to Outside Directors, $59,000 per year;

•	to the Chair of the Audit Committee, $20,000 per year;

•	to the non-Chair members of the Audit Committee, $10,000 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $8,000 per year; and

•	to the non-Chair of the Corporate Governance and Nominating Committee, $4,000 per year.
Annual cash retainers are paid quarterly in arrears.
Meeting Fees: Effective January 1, 2008, the Compensation Committee eliminated all meeting fees and instead pays Outside Directors annual retainer fees, as set forth above.
Equity Compensation: Consistent with past practice, when an individual initially became a member of the Board, we granted him or her a stock option (or other comparable equity-based compensation) to purchase a certain number of shares of our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the SIP and a relevant stock option grant agreement. Effective March 3, 2008, the Board granted to each of our Outside Directors 17,959 restricted stock awards (“RSAs”) with immediate vesting. For Ms. King this was prorated based on the number of days of services for a total of 14,097 RSAs.
Other: We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.
Corporate Governance Principles
The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on August 13, 2008 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:
The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.
Functions of the Board. The Board has at least four regularly scheduled meetings a year, and may choose to schedule additional meetings, at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including selection of the CEO, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions, assessing risks and ensuring that processes are in place for maintaining the integrity of the Company for the benefit of its stakeholders.
Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. See “Management Proposals — Proposal 1: Election of Directors” above, regarding classification of Directors, and “The Board of Directors and Corporate Governance — Committees of the Board - Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for non-management directors (i.e., a Director not holding management positions at the Company) and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. Existing Directors who exceed these board limits are expected to develop and implement a plan to reduce the number of boards upon which they serve within a reasonable timeframe in order to comply with these limitations. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, once a Director reaches the age of 75 the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.
Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant Commission, NASDAQ and other applicable rules and regulations.
Board Committees. See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.
Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity based awards.
Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of shareholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has also established guidelines for Company stock ownership. Directors who are not officers are required to hold Company stock in an amount equal to a minimum of two times the annual director retainer fee set for non-chair directors and subject to the terms and conditions set forth in the Corporate Governance Principles. There is a transition period of four years from January 1, 2008 for current Directors to achieve the guideline ownership. New Directors will be expected to meet the ownership requirement within four years of commencing service on the Board. If a Director fails to attain this stock ownership guideline within the specified four-year period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next shareholder meeting at which that Director’s class is up for re-election. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:
•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) or RSAs granted by the Company; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.
Officers of the Company and the Company’s subsidiary, Semiconductor Components Industries, LLC, are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — three times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. Officers subject to the guideline as of January 1, 2008 are expected to meet the ownership requirement within four years of such date. For current officers subject to the guideline as of January 1, 2008, the guideline is established using each person’s annual base salary on January 1, 2008 and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:
•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company;

•	Shares obtained through the 2000 ESPP; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.
If an officer fails to meet these stock ownership guidelines within the specified four-year period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance. These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.
Other Matters. The Principles include a discussion of Board membership and selection, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.
Code of Business Conduct
We have adopted a broad Code of Business Conduct (“Code of Conduct”) for Directors and employees. Within this Code of Conduct is a Financial Code of Ethics that applies to our CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code of Conduct satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct, including future amendments, is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at 602-244-3437, or email your request to investor@onsemi.com.
Compliance and Ethics Program
We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you are outside of these areas, calling (i) AT&T country access code +800-243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##800-243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call 602-244-3839; (2) mailing a note to George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer, and Secretary at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (3) emailing a note to Mr. Cave at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation of our Named Executive Officers. We describe our Named Executive Officers and how they were determined in the section of this proxy statement entitled “Compensation of Executive Officers.”
Compensation Philosophy and Guiding Principles. Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:
Market or Peer Company Comparison. Our Compensation Committee, with the assistance of outside consultants, analyzes market compensation data, giving the greatest weight to the data from our peer group of market competitors in the semiconductor and electronic sectors of the high technology field. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, as our performance exceeds or is less than that of peer companies, compensation delivered to our executives should adjust in a commensurate manner.
Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.
Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, when a portion of executive compensation is comprised of stock incentives, including time-based options, performance based restricted stock unit (“PBRSU”) awards, and time-based restricted stock unit awards, executives’ interests are further aligned with those of our stockholders.
Retention. Ultimately, our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our time-based option grants and both time and performance-based restricted stock unit awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.
Purpose of Compensation. Generally, we believe that our compensation program should be designed to reward performance, both individual and corporate. As a general rule, we attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Even if a particular award is not performance-based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.
While our emphasis is normally on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we generally attempt to set these elements at a level that is consistent with our performance objectives and peer group practices.
Annual incentives in our compensation program are principally cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our shareholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders and assists the officer in complying with our mandatory stock ownership guidelines.
Historically, we have provided long-term incentives primarily in the form of RSUs and options. In the past, annual grants of options and RSUs (as part of our regular compensation program) had time-based vesting. In 2007 and 2008, based on the implementation of advice from our consultants, we also granted certain PBRSUs as described further below.
Processes and Procedures for Considering and Determining Executive Compensation
Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. Our Board of Directors approves any employment agreement entered into with the CEO or other Named Executive Officers. In the material below, we describe the process used and principal factors considered by the Compensation Committee in setting 2008 executive compensation for the Named Executive Officers.
Role of Compensation Consultants. In determining compensation, the Compensation Committee considers information provided by outside consultants. In 2007, the Compensation Committee retained Mercer Human Resource Consulting, now Mercer (US) Inc. (“Mercer”), to evaluate and report to the Compensation Committee on the competitiveness of the total remuneration program for our most senior executives. This engagement involved the review of base salary, annual incentives, total cash compensation, long-term incentives and total direct compensation in the context of the market, and represented an update to a similar analysis conducted by Mercer in 2006. The report also provided information on financial performance and shareholder experience when compared to CEO total direct compensation and our long-term incentive plan trends.
In addition, in February 2008, the Compensation Committee hired Meyercord, to evaluate and review the competitiveness and design of compensation for our outside directors, which resulted in certain changes to the compensation arrangements for non-employee members of the Board in 2008. In November 2008, the Compensation Committee retained Meyercord to assist in its executive compensation review of compensation for our senior executive officers for 2009. Ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own.
Role of Senior Officers in Determining Executive Compensation. The Compensation Committee, or the Board upon recommendation of the Compensation Committee, made all compensation decisions related to our Named Executive Officer compensation in 2008. However, our CEO and other senior officers regularly provided information and recommendations to the Compensation Committee on the performance of the executive officers, the structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our annual incentive program and for the awards of PBRSUs approved in February and May 2008. The senior officers also assisted the Committee in determining the level of achievement of these performance targets, including the determination of the Adjusted EBITDA (as defined below) amount for our annual incentive program as described below, and provided other information specifically requested by the Compensation Committee from time to time. The senior officers also provided information to Mercer and Meyercord, as appropriate, at the request of the Compensation Committee or such consultants and worked with such consultant to develop proposals for executive compensation planning and implementation. Mr. Jackson did not make recommendations or requests or otherwise attempt to influence the Compensation Committee with respect to his own compensation in 2008.
Market Data and Benchmarking. In setting 2008 compensation for our Named Executive Officers, the Compensation Committee used data provided by Mercer to assist in structuring the compensation packages. In November 2007, Mercer provided a report to the Compensation Committee on the competitiveness of the total remuneration program for our then thirteen most senior executives. The Compensation Committee also reviewed this information with Meyercord in early 2008. Mercer’s report reviewed base salary, annual incentive (target, opportunity and actual), total cash compensation (base salary plus target bonus), long-term incentive, and total direct compensation in the context of the market. It also identified alternative long-term equity incentive vehicles reflecting current market trends and best practices. Mercer utilized market data from the 2007 Radford Total Compensation Survey and peer proxy statements. Traditionally, towards the end of each fiscal year, the Compensation Committee evaluates the continued appropriateness of the peer group with the assistance of management and our outside consulting firm. The peer group used in 2007 for purposes of compensation comparisons consisted of substantially similar companies as used in 2006, with a few exceptions and replacements. The 2007 peer group consisted of the following companies: Vishay Intertechnology Inc., Analog Devices, LSI Logic Corporation, National Semiconductor Corporation, Atmel Corporation, Novellus Systems Inc., Fairchild Semiconductor International, Inc., International Rectifier Corp., Cypress Semiconductor, Linear Technology Corporation, Microchip Technology Inc., Conexant Systems Inc., Integrated Device Tech Include, and Intersil Corp (the “peer group”). We identified these peer companies, together with Mercer, because these are companies with whom we compete for talent and/or customers and their revenues fall within a range that is generally comparable to our revenues. In early 2008, Meyercord also reviewed this peer group and determined that this was an appropriate peer group to use for 2008 compensation decisions.
Mercer’s report determined the comparison market for the executive officers by giving equivalent weight to the 2007 Radford Total Compensation Survey and proxy statement disclosure for the peer group. In evaluating the competitiveness of compensation, the report compares senior executives to their functional matches (e.g., CFO is compared to peer company CFOs), where available, and included an analysis of the compensation of each of our Named Executive Officers.
In brief summary, Mercer’s report concluded the following. Base salaries and target bonus opportunities generally approximated the market median. Actual incentives were generally between market median and the 75th percentile. The CEO salary was positioned below market median, while target bonus opportunity approximated the median, resulting in target total cash compensation between the market 25th percentile and median. Our stock option and restricted stock grant values were on average above the market median, largely due to our share price growth at that time. Because of the above-market long-term incentive grant values, total direct compensation was generally above market median, but there was significant variation among individuals. The report also concluded that our introduction of RSU grants to senior executives in 2006 was in line with the recent trend among peer companies and the broader marketplace to diversify long-term incentive equity vehicles. The report also showed that for each Named Executive Officer (i) target total cash compensation (base salary plus target annual incentive) as a percentage of the peer group market median was as follows: Mr. Jackson — 82%; Mr. Colvin — 110%; Mr. Mahoney — 77%; Mr. Nelson — 80%; and Mr. Hall — 100%; and (ii) total direct compensation (total target cash compensation plus long-term incentive grants) as a percentage of the peer group market median was as follows: Mr. Jackson — 111%; Mr. Colvin — 195%; Mr. Mahoney — 77%; Mr. Nelson — 112%; and Mr. Hall — 96%.
In general, we target the market median for each element of compensation, recognizing that critical skill sets or above median performance may justify pay levels above median. We also use the benchmarking data to determine how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation.
Tally Sheets and Other Factors. The Compensation Committee takes into account the benchmarking inherent in our outside consulting firm’s reports and its recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. Prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the benchmarking data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, internal equity, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the committee’s annual determinations with respect to salary adjustments and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance and the CEO performance criteria established under the annual incentive plan.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants. The Compensation Committee receives tally sheets for each executive officer prior to its annual determinations with respect to salary adjustments and long-term incentive awards. The tally sheets include compensation information for at least the five preceding years (or the number of years the executive officer has been employed with the Company if less than five years), with total cash compensation, total long-term incentive, and total compensation values. The tally sheets include gains from option exercises and the value of outstanding award opportunity. Finally, the Compensation Committee will consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing it at the time.
The Compensation Committee also considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual incentive plans, and a certain level of perquisites. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee and the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer.
While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation.
Elements of our Compensation Program
Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives includes:
•	base salary, aimed at a competitive mid-market level;

•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	perquisites; and

•	other benefits plans and programs.
While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.
Base Salary. The Named Executive Officers have employment agreements that specify the initial level of salary to which they are entitled. Such employment agreements provide that this initial level of salary is subject to review by our Board of Directors or the Compensation Committee from time to time. The base salary that each Named Executive Officer received for fiscal 2008 is set forth in the Summary Compensation Table below in the column “Salary.”
For 2008, the Compensation Committee approved base salary increases for the Named Executive Officers of 10% for Mr. Jackson, 2.5% for Mr. Colvin, 7.5% for Mr. Mahoney, 11.4% for Mr. Nelson and 2.4% for Mr. Hall. These increases were made to maintain the competitiveness of base salary for these officers vis-à-vis the peer group and survey data after taking into account the other considerations we describe above.

As we describe in our Form 8-K filed with the Commission on January 9, 2009, we undertook numerous cost reduction measures in late 2008 and 2009 which included the imposition of three weeks of unpaid time off for senior executives in both the first and second quarter of 2009, which equates to an approximate average of a 23% decrease in base salary.
Semi-Annual Cash Incentive Programs. We make semi-annual cash incentive awards to our executive officers under our 2007 Executive Incentive Plan (“Executive Incentive Plan”), which allow us to plan for the future while adjusting to the rapidly changing semiconductor market. The purpose of the Executive Incentive Plan is to increase stockholder value by providing a tax deductible incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. In our cash incentive award program, we intentionally utilize similar corporate metrics that determine the executives’ variable pay opportunities at all levels throughout the Company, although our senior executives’ program requires higher achievement to fund the bonus pool and has more potential compensation at risk once funded.
For each semi-annual period, the Compensation Committee determines a participant’s total bonus based on a percentage applied to the base salary of the employee, and the achievement of objective individual and corporate performance criteria set by the Compensation Committee. In 2008, our Compensation Committee set, and our Board approved, a certain minimum adjusted Earnings Before Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) target for each semi-annual period that must be achieved in order for Named Executive Officers to qualify for any bonus awards. Adjusted EBITDA is EBITDA adjusted for restructuring, asset impairment and other charges, net; loss on debt prepayment; other infrequent or unusual items as determined or approved by the Compensation Committee; and stock compensation expense. In addition to the target level, the Compensation Committee also established a threshold Adjusted EBITDA level and a stretch Adjusted EBITDA level. Under our program, once we have achieved the threshold Adjusted EBITDA level for a six-month period, a pool of available monies for bonus awards is funded based on the level of Adjusted EBITDA actually achieved in excess of the threshold, but no amounts are paid out unless the threshold Adjusted EBITDA level is exceeded. If the target Adjusted EBITDA level is achieved, we fund the bonus pool at 100% of a predetermined estimate with minor adjustments. If the stretch Adjusted EBITDA level is achieved, we fund the bonus pool at 200% of the target amount.
If the threshold Adjusted EBITDA level has been exceeded, then, once the bonus pool has been established, bonus awards are calculated and earned based on certain pre-specified targets tailored to each Named Executive Officer. All individual goals have a threshold amount, a target amount and a stretch amount. We pay bonus awards, if any, in a manner consistent with the level of achievement of such goals. As with the corporate performance goals, the purpose of this three-tiered structure is to establish a range of acceptable individual performance, which begins at a minimum performance standard (“threshold”) and ends at a heightened performance standard (“stretch”). Stretch performance represents excellent performance that should be rewarded with a bonus award that is at or near the maximum amount set for the executive officer by the Compensation Committee.
The Compensation Committee establishes the corporate and individual goals and parameters for the semi-annual cash incentive programs based on our historical results, budget, financial and other external factors then affecting the Company, and shareholder expectations, as well as recommendations of management. The Compensation Committee also uses the competitive data provided by our outside consulting firms and the other considerations we describe above to establish the targets for the Named Executive Officers. Individual business unit goals that can be directly correlated to Adjusted EBITDA are determined at levels that, if achieved at target, would contribute to Adjusted EBITDA being achieved at target. However, some of the business units metrics, like quality goals and customer satisfaction, are not directly correlated to Adjusted EBITDA. We attempt to set business unit goals, and the weightings among the goals, generally with a balance of factors relating to employees, customers, operations, improvements against prior periods performance and financial metrics. After a review and evaluation by management in conjunction with the Compensation Committee of the structure and philosophy of the semi-annual cash incentive program, we made certain changes to the 2008 program. We separated the bonus program for executives from that of other employees and made the threshold goals for executive level payouts more difficult to achieve.
As provided in our bonus plans, the calculation and amount of the award, if any, to each participant is in the discretion of the Compensation Committee. Under the Executive Incentive Plan, the Compensation Committee may

determine not to approve an award for any or all officers or to reduce the amount of any such award, even if the targets are met.
Cash Incentive Awards for the First Half of 2008. Award opportunities for the first half of 2008 (expressed as a percentage of the officer’s base salary) for the Named Executive Officers were based on the following performance measures (weighted according to the indicated percentages) and assuming attainment of the threshold Adjusted EBITDA amount for this period:

Officer	Performance Measure(s) and Related Weighted Percentages	Award Opportunity
Keith D. Jackson	Corporate Revenue (30%); Corporate Gross Margin (30%); Adjusted EBITDA (30%); close of merger with AMI (10%)	Threshold (0%) Target (100%) Maximum (200%)

Donald Colvin	Corporate Revenue (30%); Corporate Gross Margin (30%); Adjusted EBITDA (30%); raise additional financing (10%)	Threshold (0%) Target (65%) Maximum (130%)

Robert Mahoney	Corporate Revenue (30%); Corporate Gross Margin (30%); Adjusted EBITDA (30%); Distribution Revenue (10%)	Threshold (0%) Target (65%) Maximum (130%)

W. John Nelson	Corporate Revenue (30%); Corporate Gross Margin (30%); Adjusted EBITDA (30%); Fab Strategic Programs (ramp-up and ramp down) (10%)	Threshold (0%) Target (65%) Maximum (130%)

William Hall	Standard Products Group (“SPG”) Revenue (30%); SPG Gross Margin (30%); SPG Modified EBIT (30%); SPG New Product Revenue (10%)	Threshold (0%) Target (50%) Maximum (100%)
Threshold, target and stretch Adjusted EBITDA levels for the first half of 2008 were $161 million, $194 million, and $231 million, respectively. Our Adjusted EBITDA for the first half of 2008 was $178.7 million, which was above our “threshold” goal of $161 million and below our “target” goal of $194 million, resulting in bonus pool funding at what would have been 53.6% of target. However, when setting annualized bonus opportunity for our senior executives, our Compensation Committee allocated 40% of the annualized bonus opportunity to the first half of 2008 (instead of the normal 50%) and therefore the bonus pool funding at 53.6% was actually 42.9% on an annualized basis. Based on these results, the Compensation Committee was able to make payouts between threshold and target levels, subject to the achievement and scoring of individual goals.
Threshold, target and stretch corporate revenue goals for the first half of 2008 were $738 million, $813 million and $895 million, respectively. Threshold, target and stretch corporate gross margin goals were $259 million, $308 million and $363 million, respectively. Threshold, target and stretch distribution revenue goals were $364 million, $406 million and $427 million, respectively. Threshold, target and stretch SPG goals were $226 million, $250 million and $276 million, respectively, for SPG revenue; $89.6 million, $106 million and $123 million, respectively, for SPG gross margin; $83 million, $98.3 million and $115 million, respectively, for SPG modified EBIT (which is essentially SPG gross margin minus certain SPG-operating expenses); and $9.9 million, $11 million and $11.5 million, respectively, for SPG new product revenue.

The following chart shows the achievement level and actual amount paid for each of our Named Executive Officers:

	Weighted Attainment of
	Individual Goals
Officer	(as a % of target)	Amount Paid*

Keith D. Jackson	77.6%	$133,722
Donald Colvin	77.6%	$52,428
Robert Mahoney	64.8%	$37,095
W. John Nelson	77.2%	$46,184
William Hall	82.5%	$30,925

*	Under the plan as generally described above, actual payout as a percentage of target is less than weighted attainment.
Cash Incentive Awards for the Second Half of 2008. In connection with certain announced cost reduction measures and because we did not attain the threshold Adjusted EBITDA amount for this period, we did not make any awards to our Named Executive Officers for the second half of 2008 under the Executive Incentive Plan. Award opportunities for the second half of 2008 for the Named Executive Officers were to be based on performance measures goals that were substantially similar to those set for the first half of 2008 and which were disclosed in our Form 8-K filed on August 12, 2008. Threshold, target and stretch Adjusted EBITDA levels for the second half of 2008 were $251 million, $294 million, and $343 million, respectively. Actual Adjusted EBITDA for the second half of 2008 was $241.4 million.
We disclose the cash incentive awards for the first half of 2008 of the Named Executive Officers in the Summary Compensation Table of this proxy statement. We also describe the original possible payouts under the 2008 cash incentive plans for our Named Executive Officers in the Grant of Plan-Based Awards Table of this proxy statement.
Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2008, we did not pay any discretionary bonuses to our Named Executive Officers. In late 2008 and effective as of January 2009, the Compensation Committee approved revised target percentage numbers for certain of our Named Executive Officers as follows: Mr. Jackson — 125% and Messrs. Colvin, Mahoney, and Nelson — 75%. However, the Compensation Committee did not approve a cash incentive program for the first half of fiscal 2009 and we anticipate that no cash bonuses will be paid to our Named Executive Officers in fiscal 2009.
Long Term Incentives. Long term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long term incentive grants in 2008 generally took the form of stock option grants and awards of time-based RSUs. However, we also granted certain PBRSUs as discussed below. In 2008, as a result of several findings of Mercer and Meyercord, our Compensation Committee generally continued the trend of increasing the value of long term incentive awards to better align the long-term compensation opportunity for our executives between the market median and 75th percentile, based on individual performance. We also took into account our general corporate performance, including performance related to the integration of acquisitions and mergers, when granting long-term incentives for 2008. The Compensation Committee grants long-term equity awards to our Named Executive Officers pursuant to our SIP.
We disclose the awards of stock options, RSUs, and PBRSUs, all as described below, that were granted in 2008 to our Named Executive Officers in the Summary Compensation Table of this proxy statement. The Grant of Plan- Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table and Option Exercises and Stock Vested Table also contain information about our long-term incentive awards to Named Executive Officers.
2008 Stock Option Grants. In 2008, we continued to utilize stock options for our Named Executive Officers, where determined appropriate by the Compensation Committee. To ensure that grants are linked to performance, we make our annual grants of options to Named Executive Officers following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based on a comparison to competitive survey data, with adjustment based on individual performance, retention concerns and other special factors.
2008 Awards of Restricted Stock Units. Traditionally, our principal form of equity compensation consisted of non-qualified stock options. We had not issued RSUs prior to 2006 because historically option grants were given favorable accounting treatment and, given that option grants were extremely common in our industry, we had no compelling reason to look to other forms of equity compensation. This changed with the implementation of Statement of Financial Accounting Standards No. 123R, which altered the accounting treatment for stock options effective in 2006. Since the implementation of FAS 123R, many public companies have begun issuing RSUs. Over the course of the last three years, we have periodically analyzed using restricted stock or RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which will be less dilutive to our stockholders.
In 2008, our Board, as recommended by the Compensation Committee, granted to each of our Named Executive Officers an award of options and RSUs under the SIP. Our management used relevant valuation models and stock option conversion ratios to recommend award amounts to our Compensation Committee that approximated a two-thirds option, one-third time-based RSU, split for the targeted value for each Named Executive Officer. Each award represents the right to receive the same number of shares of common stock of the Company, subject to vesting in accordance with the SIP and the relevant award agreement. The RSUs generally vest pro rata over a three year period, beginning on the first anniversary of the date of grant, subject to the executive’s continued employment by us on the vesting date. In special cases, as when an employment agreement is negotiated, we may grant RSUs with shorter or longer vesting periods.
In 2008, we also granted PBRSUs to certain Named Executive Officers in connection with the specific integration of acquisitions. Specifically, in May 2008, we granted awards of PBRSUs related to the integration of AMI, which was merged into the Company on March 17, 2008, to certain Named Executive Officers as follows: (i) 50,000 PBRSUs to Mr. Colvin; (ii) 120,000 to Mr. Mahoney; and (iii) 120,000 to Mr. Nelson. In addition, in February 2008, we awarded Mr. Hall a grant of 25,000 PBRSUs to align his long-term compensation to market and with the goal of driving higher revenue and profitability in the SPG business. The vesting parameters of these PBRSU awards to Messrs. Colvin, Mahoney, Nelson and Hall are discussed in footnote (3) of the Grants of Plan-Based Awards table in this proxy statement. In general, the vesting parameters were set at a level to reward the executives for (i) the accomplishment of specific projects deemed critical to a successful integration, and/or (ii) attaining increasing levels of revenue and gross margin results. The latter revenue and gross margin goals were set based on an approximate linear progression from the then current performance towards the long-term stated total corporate model of $600 million of quarterly revenue and 45% of gross margin. Mr. Hall’s goals were designed to reflect the contribution of the SPG towards achievement of the total corporate model.
In February 2009, in consideration of current economic conditions and for primarily retention driven reasons, we adjusted our traditional “annual grants” practice and issued PBRSUs (instead of options and time-based RSUs) to employees, including our Named Executive Officers. For more information on these February 2009 annual grants, refer to our Form 8-K filed on February 11, 2009.
Provision. Our stockholders demonstrated their acceptance of the continued use of stock options and other equity awards as a part of our total compensation for executives by approving our proposal in 2004 to extend the annual automatic increases in the number of shares available for awards under the SIP (“Evergreen Provision”) ending January 1, 2010. During 2008, this Evergreen Provision caused an automatic increase in the number of shares available for awards under the SIP equal to 3% of the total number of outstanding shares of our common stock as of January 1, 2008. Our grant net run rate related to option and RSU awards (including PBRSUs) was approximately 1.9% of the total number of outstanding shares of common stock as of December 31, 2008. We believe, based in part on Mercer’s and Meyercord’s input, that our grant rates during the past three years are conservative relative to our peer companies. 17.5% of the aggregate option and RSUs (including PBRSUs) awards granted in 2008 were granted to our Named Executive Officers.

Severance and Change in Control Agreements. Under the SIP, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control,” as defined in the SIP. In addition, with respect to our Named Executive Officers, our outstanding option agreements and RSU agreements generally contain provisions causing the options or RSUs to vest either upon a termination of employment without cause or by the employee with good reason within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” below in this proxy statement.
We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in most cases, non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.
We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.
Perquisites. In March 2006, Mercer presented a report to the Compensation Committee on the perquisites we offer our executive officers. It compared our perquisites to those granted by over 300 other companies using data from two nationally published surveys. The report concluded that we provide minimal executive perquisites in comparison to other such companies. While we intend to continue the practice of limiting executive perquisites, based on the Mercer’s recommendation, in 2006, we added the following two perquisites for certain executives holding the title of Senior Vice President or above: (i) reimbursement of up to $10,000 per year for financial planning services and (ii) enhanced coverage for life insurance. Under our life insurance perquisite, each executive receives additional life insurance coverage of $1,000,000. Such coverage is incremental over the standard coverage of one-times base salary that is afforded to all employees. We believe these additions will help maintain the competitiveness of our compensation package vis-à-vis our peer companies. An executive officer holding a title of Senior Vice President or above also receives a car allowance of $1,200 per month. We also include a tax gross up for relocation and financial planning benefits.
We describe the perquisites paid in 2008 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.
Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs.
Deferred Compensation. In view of the enactment of Section 409A of the Code, which imposed strict requirements on all deferred compensation plans and harsh penalties for compliance failures, we terminated our 1999 Executive Deferred Compensation Plan effective in 2005.
Impact of Taxation and Accounting Considerations on Executive Compensation
Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders. The semi-annual cash bonus awards made under the Executive Incentive Plan are designed to qualify as “performance-based” compensation under Section 162(m) of the Code, as are certain of our equity awards under our SIP. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent that awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction.
While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall compensation philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy. Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our SIP, vesting of performance-based RSUs and our payments of cash bonus awards for 2008 under the Executive Incentive Plan, is deductible. Other than approximately $366,000 of Mr. Jackson’s compensation, we also believe that all of the compensation paid to the Named Executive Officers in 2008 was deductible. The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package.
Other Matters Relating to Executive Compensation
Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market.
Equity Award Policy. In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under the SIP generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Committee or CEO approval of the grant. Options granted are priced at the closing market value on the date of grant.
Stock Ownership Guidelines for Officers. Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — three times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. There is a transition period to achieve the required ownership. All of our Named Executive Officers have either achieved the required ownership levels or are expected to achieve such levels within the prescribed time period. See “Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above.

COMPENSATION COMMITTEE REPORT2
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in the proxy statement for the 2009 Annual Meeting of Stockholders. Based on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the proxy statement for the 2009 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.
This report is submitted by the Compensation Committee.
Robert H. Smith, Chairman
Curtis J. Crawford
J. Daniel McCranie

[2]
Pursuant to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (i) all persons serving as our principal executive officer or as principal financial officer during 2008; (ii) the three most highly paid executive officers who were serving as executive officers at the end of 2008 other than the principal executive officer and the principal financial officer; and (iii) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2008 (“Named Executive Officers”).
Summary Compensation Table

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Keith D. Jackson,	2008	687,775	0		2,551,988	1,409,891	133,722	0	27,786	4,811,162
President and Chief Executive Officer	2007	625,275	0		1,018,362	992,756	388,809	0	26,337	3,051,539
	2006	581,300	0		65,059	926,324	948,645	0	27,493	2,548,821

Donald Colvin,	2008	400,057	0		2,294,800	403,351	52,428	0	28,923	3,179,559
Executive Vice President, Chief Financial Officer and Treasurer	2007	383,057	0		826,858	423,641	158,530	0	31,662	1,823,748
	2006	360,500	0		67,016	408,532	391,291	0	25,091	1,252,430

Robert Mahoney,	2008	347,520	0		568,890	224,111	37,095	0	28,971	1,206,587
Executive Vice President, Sales and Marketing	2007	327,520	34,434	(6)	131,224	155,162	133,138	0	29,038	810,516
	2006	334,236	34,434	(6)	24,458	124,521	295,280	0	28,289	841,218

W. John Nelson,	2008	370,000	0		690,243	508,039	46,184	0	27,374	1,641,840
Executive Vice President and Chief Operating Officer (7)	2007	234,231	0		155,955	247,803	50,383	0	173,302	861,674
	2006	—	—		—	—	—	—	—	—

William Hall,	2008	286,314	0		154,500	206,172	30,925	0	38,473	716,384
Senior Vice President and General Manager of Standard Products Group (8)	2007	—	—		—	—	—	—	—	—
	2006	—	—		—	—	—	—	—	—

(1)
Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2008, 2007 and 2006 with respect to awards of RSUs (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on date of grant for stock unit awards. We did not make awards of RSUs prior to 2006. Compensation cost recognized for awards issued to Mr. Jackson include costs for PBRSUs that were granted in 2007. The Company began recording compensation expense for these awards in the fourth quarter of 2007 and the performance goals were achieved in 2008. The compensation cost for awards issued to Mr. Colvin include cost for PBRSUs that were granted in 2007 and 2008. The company began recording compensation cost for the 2007 award in the fourth quarter of 2007 and the performance goals for this award were achieved in 2008. The Company began recording compensation costs for the 2008 award in the second quarter of 2008 for the portion of this award for which the performance goals are expected to be achieved. Compensation costs for awards issued to Messrs. Nelson and Mahoney include cost for PBRSUs that were granted in 2008. The Company began recording compensation cost in the second quarter of 2008 and the performance criteria for a portion of the awards was met in the fourth quarter of 2008. Performance criteria for the remainder of the awards are not expected to be achieved and, therefore, no compensation cost has been recorded. No compensation costs for performance-based awards issued to Mr. Hall were recorded during 2008 as the performance goals are not expected to be achieved. We describe the 2008 restricted stock unit awards in the CD&A under “Elements of our Compensation Program — Long Term Incentives — 2008 Awards of Restricted Stock Units.”

(2)
Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2008, 2007 and 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2008, 2007 and 2006 and in prior years, using the FAS 123R modified prospective transition method. The fair value of each option grant in 2005 and thereafter is estimated on the date of grant using a lattice-based option valuation model. In years prior to 2005, we used the Black-Scholes option-pricing model to calculate the fair value of the options. The lattice-based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option.

The following table sets forth the Black-Scholes assumptions and assumption equivalents in our calculation of grant date fair values for options held by our Named Executive Officers for which expense is recognized in the financial statements in fiscal 2008 and included in the Summary Compensation Table. The assumptions in our calculation of grant date fair values for options held by our Named Executive Officers for which expense was recognized in the financial statements in fiscal 2007 and 2006 are located in footnote (2) to the Summary Compensation Table in our 2008 Proxy Statement. We describe the options issued in 2008 in more detail in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2008 Stock Option Grants.”

				Risk-Free	Dividend
			Expected	Interest Rate	Yield	2008 Expense
Name	Grant Date	Volatility %	Life (Years)	(%)	($)	($)

Keith D. Jackson	03/03/08	56.3%	5.20	2.8%	0	634,620
	03/05/07	41.1%	4.20	4.5%	0	374,087
	03/23/06	48.7%	4.02	4.7%	0	198,655
	02/17/05	59.2%	3.81	3.6%	0	171,351
	02/05/04	70.0%	5.00	3.2%	0	31,178

Donald Colvin	03/03/08	56.3%	5.20	2.8%	0	126,924
	03/05/07	41.1%	4.20	4.5%	0	108,222
	03/23/06	48.7%	4.02	4.7%	0	84,075
	02/17/05	59.2%	3.81	3.6%	0	68,541
	02/05/04	70.0%	5.00	3.2%	0	15,589

				Risk-Free	Dividend
			Expected	Interest Rate	Yield	2008 Expense
Name	Grant Date	Volatility %	Life (Years)	(%)	($)	($)

Robert Mahoney	03/03/08	56.3%	5.20	2.8%	0	57,116
	03/05/07	41.1%	4.20	4.5%	0	81,166
	07/03/06	54.4%	4.13	5.1%	0	23,147
	03/23/06	48.7%	4.02	4.7%	0	30,393
	02/17/05	59.2%	3.81	3.6%	0	22,847
	11/17/04	70.0%	5.00	3.5%	0	6,749
	08/18/04	70.0%	5.00	3.1%	0	2,693

W. John Nelson	03/03/08	56.3%	5.20	2.8%	0	76,154
	06/04/07	41.4%	4.16	4.9%	0	431,885

William Hall	03/03/08	56.3%	5.20	2.8%	0	47,597
	03/05/07	41.1%	4.20	4.5%	0	63,129
	06/05/06	49.4%	3.71	5.0%	0	95,446

(3)
The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2008, 2007 and 2006. We describe these programs and the targets for and payments made to each such officer in more detail under the heading “Elements of Our Compensation Program — Semi-Annual Cash Incentive Programs” in the CD&A.

(4)
See “Elements of our Compensation Program — Deferred Compensation” in the CD&A for a description of the termination of our prior deferred compensation plan effective in 2005. We also do not have any defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)
Amounts in this column for 2008 consist of: (i) our contributions under our 401(k) plan as follows: Messrs. Jackson, Colvin, Mahoney, Nelson, and Hall — $9,200 each; (ii) Executive Group Term Life Insurance imputed income as follows: Mr. Jackson — $2,598; Mr. Colvin — $5,179; Mr. Mahoney — $5,215; Mr. Nelson — $2,809; and Mr. Hall — $2,766 (the premiums paid for such insurance, excluding coverage for basic policies awarded to all eligible employees, for each such officer is as follows: Mr. Jackson — $280; Mr. Colvin — $540; Mr. Mahoney — $587; Mr. Nelson — $567; and Mr. Hall — $640); (iii) premiums for Executive Accidental Death and Dismemberment are as follows: Mr. Jackson — $75; Mr. Colvin — $144; Mr. Mahoney — $156; Mr. Nelson — $151; and Mr. Hall — $171; (iv) car allowance as follows: Messrs. Jackson, Colvin, Mahoney, Nelson, and Hall — $14,400 each; (v) financial planning services as follows: Mr. Hall — $8,033 and a related $3,904 tax gross-up amount; and (vi) imputed income for reimbursement of long-term disability insurance benefit payments to Messrs. Jackson — $1,513 and Nelson — $814.

(6)
On December 21, 2005, we signed a retention agreement with Mr. Mahoney pursuant to which we paid him two equal retention bonuses of $34,434 on January 4, 2006 and January 4, 2007. Had Mr. Mahoney terminated his employment with us prior to January 4, 2008 he would have had to repay us a pro-rated portion of such bonus.

(7)	Mr. Nelson was not employed by us during 2006. He joined us as Executive Vice President and Chief Operating Officer effective May 1, 2007.

(8)	Mr. Hall was not a named executive in 2006 and 2007. He joined us as Senior Vice President and General Manager of Standard Products Group effective May 24, 2006.

Grants of Plan-Based Awards Table

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All Other	All Other
									Stock	Options		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Estimated Possible Payouts			Number	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Stock and
			Plan Awards(2)			Awards(3)			of Stock	Underlying	Option	Option
	Grant	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)
Keith D. Jackson,			0	720,500	1,441,000
President and Chief Executive Officer	03/03/2008	02/13/2008								1,000,000	5.93	3,060,000

Donald Colvin,			0	263,250	526,500
Executive Vice President,	03/03/2008	02/13/2008								200,000	5.93	612,000
Chief Financial Officer and	03/03/2008	02/13/2008							50,000			296,500
Treasurer	06/02/2008	5/14/2008				0	50,000	50,000				490,000

Robert Mahoney,			0	234,000	468,000
Executive Vice President,	03/03/2008	02/13/2008								90,000	5.93	275,400
Sales and Marketing	03/03/2008	02/13/2008							40,000			237,200
	06/02/2008	05/14/2008				0	120,000	120,000				1,176,000

W. John Nelson,			0	253,500	507,000
Executive Vice President and	03/03/2008	02/13/2008								120,000	5.93	367,200
Chief Operating Officer	03/03/2008	02/13/2008							40,000			237,200
	06/02/2008	05/14/2008				0	120,000	120,000				1,176,000

William Hall,			0	146,000	292,000
Senior Vice President and	03/03/2008	02/13/2008								75,000	5.93	229,500
General Manager of Standard	03/03/2008	02/13/2008							30,000			177,900
Products Group	03/03/2008	02/13/2008				0	25,000	25,000				148,250

(1)
Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday of the month following the month in which the grant was approved by either the Board or the Compensation Committee or the next following trading day. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)
Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive program which is described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of base salary) set for each officer multiplied by the existing base salary for each officer as of the end of fiscal 2008. The incentive programs for the first and second half of 2008 were established by the Compensation Committee on February 13, 2008 and August 12, 2008, respectively.

(3)
At the end of 2008, it was determined that 17,500 units of Mr. Colvin’s PBRSUs (described below) would vest. The performance criteria relating to the remaining units were not expected to be met. Of the 120,000 PBRSUs granted to Mr. Mahoney and Mr. Nelson (described below), 36,000 units vested for each of Messrs. Mahoney and Nelson during 2008 related to performance criteria met during 2008. As of December 31, 2008, the criteria relating to each of the 84,000 remaining units was not expected to be met. The PBRSUs granted to Mr. Hall (described below) were not expected to meet the performance criteria and therefore are not expected to vest.

This column represents PBRSU awards made in 2008. Of Mr. Colvin’s 50,000 PBRSUs: (i) 35% of his units will vest if the Company accomplishes the required information technology changes related to a specific tax structure with respect to AMI on or before the end of the Company’s first quarter of 2009; and (ii) the remaining 65% of his units will vest upon the achievement of a range of total consolidated revenues and gross margin percentages on total consolidated revenues targets (subject to certain adjustments) on or prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. In this regard, 30% of Mr. Colvin’s units will vest upon achievement of a base level of such revenues ($575 million) and gross margin (42%) targets in two consecutive quarters and an additional 35% of his units will vest upon achievement of a higher level of such revenues ($600 million) and gross margin (44%) targets in two consecutive quarters.

Messrs. Mahoney and Nelson were each granted 120,000 PBRSUs during 2008. These awards vest upon the achievement of a range of total consolidated revenues and gross margin percentages on total consolidated revenues targets (subject to certain adjustments) on or prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. 30% of Mr. Mahoney’s and Mr. Nelson’s units will vest upon achievement of a base level of such revenues ($555 million) and gross margin (40%) targets in two consecutive quarters. The remaining 70% of their units (35% and 35%) will vest consistent with the targets for consolidated revenues and gross margin percentages set forth in the immediately preceding paragraph for Mr. Colvin.

Mr. Hall’s 25,000 PBRSUs vest upon the achievement of a range of specific product revenues for the Standard Products Group and gross margin percentages from such specific product revenues (subject to certain adjustments) on or prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. 5,000 of Mr. Hall’s PBRSUs will vest upon achievement of specific product revenues of at least $133 million and a gross margin percentage from specific product revenues of at least 43% in two consecutive quarters, an additional 10,000 of his units will vest upon the achievement of specific product revenues of at least $142 million and a gross margin percentage from specific product revenues of at least 44% in two consecutive quarters, and an additional 10,000 of his units will vest upon the achievement of specific product revenues of at least $148 million and a gross margin percentage from specific product revenues of at least 45% in two consecutive quarters.

These awards are also described in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2008 Awards of Restricted Stock Units.”

(4)
This column represents awards of time-based RSUs made in 2008. These awards are described in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2008 Awards of Restricted Stock Units.” Each award represents the right to receive the same number of shares of our common stock, subject to vesting conditions. We made these awards of RSUs under the SIP. The awards of RSUs vest pro rata over a three-year period, beginning on the first anniversary of the grant date, subject to the SIP and relevant grant agreements.

(5)
This column represents option awards made in 2008. We granted these options under the SIP. See the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2008 Stock Option Grants.” The options vest pro rata over a four-year period, beginning on the first anniversary of the date of grant, subject to the SIP and the relevant grant agreement. All option grants expire ten years from the date of grant.

(6)
For option awards, this amount represents the full grant date fair value of the award computed in accordance with FAS 123R. We describe the assumptions made in this valuation in footnote (2) to the Summary Compensation Table. For RSUs, this amount represents the grant date fair value of the award based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards At Fiscal Year-End Table

		Options					Stock Awards
									Equity
									Incentive
									Plan
				Equity					Awards:
				Incentive				Market	Number of	Equity Incentive
			Number of	Plan			Number	Value of	Unearned	Plan Awards:
		Number of	Securities	Awards:			of Shares	Shares or	Shares,	Market or Payout
		Securities	Underlying	Number of			or Units	Units of	Units or	Value of
		Underlying	Unexercised	Securities			of Stock	Stock	Other	Unearned Shares,
		Unexercised	Options	Underlying	Option		That	That	Rights	Units or Other
		Options	(#)	Unexercised Unearned	Exercise	Option	Have Not	Have Not	That Have	Rights That Have
		(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Grant Date	Exercisable	(1)	(#)	($)	Date	(#) (2)	($) (3)	(#) (4)	($) (3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson,	02/05/2004	75,000	0		7.02	02/05/2014
President and Chief	02/17/2005	0	75,000		4.80	02/17/2015
Executive Officer	03/23/2006	83,500	133,500		6.83	03/23/2016
	06/05/2006						17,733	60,292
	03/05/2007	103,700	311,100		9.21	03/5/2017	69,133	235,052
	10/01/2007						120,000	408,000
	03/03/2008	0	1,000,000		5.93	03/03/2018

Donald Colvin,	02/05/2004	150,000	0		7.02	02/05/2014
Executive Vice President,	02/17/2005	15,000	30,000		4.80	02/17/2015
Chief Financial Officer	03/23/2006	56,500	56,500		6.83	03/23/2016
and Treasurer	06/05/2006						18,266	62,104
	03/05/2007	30,000	90,000		9.21	03/05/2017	46,666	158,664
	10/01/2007						100,000	340,000
	03/03/2008	0	200,000		5.93	03/03/2018	50,000	170,000
	06/02/2008								50,000	170,000

Robert Mahoney,	08/18/2004	2,000	0		3.55	08/18/2014
Executive Vice President,	11/17/2004	3,000	0		4.23	11/17/2014
Sales and Marketing	02/17/2005	0	10,000		4.80	02/17/2015
	03/23/2006	0	20,424		6.83	03/23/2016
	06/05/2006						6,666	22,664
	07/03/2006	0	16,500		5.81	07/03/2016
	03/05/2007	22,500	67,500		9.21	03/05/2017	23,333	79,332
	03/03/2008	0	90,000		5.93	03/03/2018	40,000	136,000
	06/02/2008								84,000	285,600

W. John Nelson,	06/04/2007	100,000	300,000		10.85	06/04/2017	75,000	255,000
Executive Vice President	03/03/2008	0	120,000		5.93	03/03/2018	40,000	136,000
and Chief Operating Officer	06/02/2008								84,000	285,600

William Hall,	06/05/2006	75,000	75,000		5.98	06/05/2016	8,333	28,332
Senior Vice President and	03/05/2007	17,500	52,500		9.21	03/05/2017	12,000	40,800
General Manager of Standard	03/03/2008	0	75,000		5.93	03/03/2018	30,000	102,000	25,000	85,000
Products Group

(1)	Options vests pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the SIP and relevant grant agreement.

(2)
This column represents outstanding awards of time-based RSUs. The awards vest ratably over a three year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement, except for the award granted to Mr. Nelson on June 4, 2007 which vests pro rata over a four year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement. We describe the 2008 RSUs in more detail in column (i) in the Grants of Plan-Based Awards Table of this proxy statement and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives — 2008 Awards of Restricted Stock Units.”

(3)
The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2008 ($3.40 per share as of December 31, 2008) by the number of RSUs listed for the specified officer.

(4)
This column represents outstanding awards of PBRSUs. These awards vest upon achievement of certain revenue and gross margin targets and, with respect to Mr. Colvin only, 35% of his award vests if the Company accomplishes the required information technology changes related to a specific tax structure with respect to AMI on or before the end of the Company’s first quarter of 2009. In addition these awards are subject to the SIP and the relevant grant agreements. We describe these RSUs in the CD&A under the heading “Elements of Our Compensation Program — Long-Term Incentives — 2008 Awards of Restricted Stock Units” and in footnote (3) of the Grants of Plan-Based Awards table.

Option Exercises and Stock Vested Table

			Stock Awards
	Option Awards		Number of
	Number of Shares	Value	Shares	Value Realized
	Acquired on	Realized On	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#) (1)	($)(2)	(#) (3)	($) (4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson, President and Chief Executive Officer	75,000	435,988	257,300	1,588,962
Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	75,000	430,817	211,601	1,310,324
Robert Mahoney, Executive Vice President, Sales and Marketing	33,464	159,530	54,334	281,477
W. John Nelson, Executive Vice President and Chief Operating Officer	—	—	61,000	421,840
William Hall, Senior Vice President and General Manager of Standard Products Group	—	—	14,333	119,480

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2008.

(2)
If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2008, including PBRSUs.

(4)
The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and
Change in Control Agreements and Arrangements
Employment Agreements and Arrangements
We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the SIP. The SIP defines “Change of Control” to mean the occurrence of any of the following events:
(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of Semiconductor Components Industries, LLC, our principal domestic operation subsidiary (“SCI LLC”), to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than TPG;
(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;
(iii) (A) any person or Group (other than TPG) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares and (B) TPG beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of our Voting Stock than such other person or Group;
(iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG;
(v) any person or Group other than TPG shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or
(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.
Mr. Jackson
We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, which has subsequently been amended. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.
The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and establishes a target percentage of 100% of base salary for purposes of our cash incentive plans, subject to Board action. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options will expire at the first to occur of: two years after Mr. Jackson’s death, disability, or termination by us without Cause or by Mr. Jackson for Good Reason; the termination date if he is terminated for Cause; 90 days after termination for any other reason; or ten years after the grant date.
The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:
•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•
the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.
“Good Reason” means:
•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;
in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.
Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”) and any amount subject to the separation pay exception in 409A shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount shall be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.
In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for two years after the date of termination.
Mr. Colvin
We entered into an employment agreement with Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer, effective on May 26, 2005 and amended April 23, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:
•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;
in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.
If we terminate Mr. Colvin’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Colvin’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Colvin’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Colvin’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within twenty-four months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Mahoney
We entered into an employment agreement with Robert Mahoney, our Executive Vice President, Sales and Marketing, effective on July 11, 2006 and amended on April 29, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Mahoney to an initial base salary of $320,000, subject to Board review from time to time, and establishes a target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement entitles Mr. Mahoney to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Mahoney if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Mahoney’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement describe above.
If we terminate Mr. Mahoney’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Mahoney’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Mahoney’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Mahoney’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Mahoney’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Mahoney must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Mahoney’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Mr. Nelson
We entered into an employment agreement with W. John Nelson, our Executive Vice President and Chief Operating Officer, effective May 1, 2007 and amended April 23, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Nelson to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement entitles Mr. Nelson to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Nelson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good

Reason.” Mr. Nelson’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above but also includes the failure by Mr. Nelson to take any and all measures to maintain legal work authorization with respect to his immigrant or non-immigrant status in the United States unless cured within a reasonable period of time (not to exceed 30 days). Mr. Nelson’s employment agreement has the same definition of “Good Reason” as in Mr. Colvin’s employment described above.
If we terminate Mr. Nelson’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Nelson’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Nelson’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Nelson’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Nelson’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Nelson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Nelson’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Mr. Hall
We entered into an employment agreement with William Hall, our Senior Vice President and General Manager of Standard Products Group, effective April 23, 2006 and amended April 23, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Hall to an initial base salary of $270,000, subject to Board review from time to time, and establishes a target percentage of 50% of base salary for purposes of our cash incentive plans, subject to Board action. Mr. Hall also received a $90,000 one-time sign-on bonus less applicable withholdings that had Mr. Hall terminated his employment voluntarily or for cause during his first twenty-four months of employment, he would have been obligated to repay the bonus on a pro rata basis. In addition, the employment agreement provides Mr. Hall with a monthly car allowance of up to $1,200 and reimbursement of up to $10,000 annually for financial planning expenses.
Under the offer of employment letter executed with Mr. Hall on April 23, 2006, we granted Mr. Hall options to purchase 150,000 shares of our common stock under the SIP at an exercise price equal to the fair market value of our stock as of the date of grant. The options will generally vest in 25% increments over a four year period beginning on the first anniversary of the grant date, subject to Mr. Hall’s continued employment. Mr. Hall also received an RSU grant of 25,000 with a three-year ratable vest.
The employment agreement also requires us to make specified payments to Mr. Hall if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.”

Mr. Hall’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. Mr. Hall’s employment has the same definition of “Good Reason” as in Mr. Colvin’s agreement described above.
If we terminate Mr. Hall’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Hall’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Hall’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Hall’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Mr. Hall’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Hall must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-disclosure and non-disparagement covenants in the employment agreement.
If Mr. Hall’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested options or restricted stock awards granted pursuant to the offer of employment letter shall vest upon the date of termination and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.
Potential Payments Upon Termination of Employment or Change of Control
In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.
Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2008, with base salaries in effect at the end of the 2008 fiscal year being used for purposes of any severance payout calculation.
Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.
Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $3.40 per share of our common stock on the NASDAQ Global Select Market on December 31, 2008.
Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control”

will be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.
Equity Acceleration upon a Change of Control. Under the Founders Plan, all outstanding options and under the SIP certain outstanding options vest automatically upon a “Change of Control,” as defined in each plan, if the option holder is employed by us on the date of the Change of Control. Under the SIP, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting of all other outstanding options or other awards upon a Change of Control. For purposes of the table under the heading “Change of Control,” we have assumed that all outstanding options and restricted stock unit awards are accelerated on a Change of Control.
Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Colvin, Hall, Mahoney, and Nelson are generally entitled to the continuation of medical benefits for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Mr. Jackson is entitled to the continuation of medical benefits for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2008, the monthly cost of such benefits for such officers ranged between approximately $236 to $1,315 depending on medical plan and dependent enrollment. All of our Named Executive Officers are also entitled to certain disability benefits under their employment agreements. Finally, the tables do not include premium amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $1,000,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Colvin, Hall, Mahoney, and Nelson are also entitled to outplacement services following a termination without cause or resignation for good reason in an amount not to exceed $5,000.
Retirement. The tables do not include specific treatment of a normal retirement.
Cash Incentive Program. We describe our cash incentive programs in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Generally, in order to be eligible for an award under the program, an employee must be employed by the Company on the last day of the award period and on the date when the award is paid. Under the Executive Incentive Plan, however, the Compensation Committee can make exceptions to this requirement in its sole discretion, in the case of retirement, death or disability. As described in the CD&A, no awards were made under the Executive Incentive Plan for the second half of 2008. Therefore, the tables below do not reflect any such exception.

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

	Termination
	Without
Executive	Cause or		Termination							Resignation
Benefits and	Resignation		Following a							other than
Payments Upon	for Good		Change of		Change of		Death or		Termination	for Good
Termination	Reason		Control		Control		Disability		for Cause	Reason

Cash Compensation:
Base Salary	$1,441,000	(1)	$1,441,000	(1)	$0		$0		$0	$0
Cash Incentive	$0		$0		$0		$0	(2)	$0	$0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	$0		$703,344	(3)	$703,344	(3)	$0		$0	$0

Total:	$1,441,000		$2,144,344		$703,344		$0		$0	$0

1.
Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2008 was $720,500.

2.
In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2008. As of that date, Mr. Jackson’s cash incentive bonus for the first half of 2008 was already paid and no bonus was payable for the second half of 2008.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer.

	Termination
	Without
Executive	Cause or		Termination						Resignation
Benefits and	Resignation		Following a						other than
Payments Upon	for Good		Change of		Change of		Death or	Termination	for Good
Termination	Reason		Control		Control		Disability	for Cause	Reason

Cash Compensation:
Base Salary	$405,000	(1)	$405,000	(1)	$0		$0	$0	$0
Cash Incentive	$0	(2)	$0	(2)	$0		$0	$0	$0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	$0		$900,769	(3)	$900,769	(3)	$0	$0	$0

Total:	$405,000		$1,305,769		$900,769		$0	$0	$0

1.
Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2008 was $405,000.

2.
This amount anticipates that Mr. Colvin is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Colvin’s date of termination was as of December 31, 2008. As of that date, Mr. Colvin’s cash bonus for the first half of 2008 was already paid and no bonus was payable for the second half of 2008.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Robert Mahoney, our Executive Vice President, Sales and Marketing.

	Termination
	Without
Executive	Cause or		Termination						Resignation
Benefits and	Resignation		Following a						other than
Payments Upon	for Good		Change of		Change of		Death or	Termination	for Good
Termination	Reason		Control		Control		Disability	for Cause	Reason

Cash Compensation:
Base Salary	$360,000	(1)	$360,000	(1)	$0		$0	$0	$0
Cash Incentive	$0	(2)	$0	(2)	$0		$0	$0	$0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	$0		$523,597	(3)	$523,597	(3)	$0	$0	$0

Total:	$360,000		$883,597		$523,597		$0	$0	$0

1.
Mr. Mahoney’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2008 was $360,000.

2.
This amount anticipates that Mr. Mahoney is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Mahoney’s date of termination was as of December 31, 2008. As of that date, Mr. Mahoney’s cash bonus for the first half of 2008 was already paid and no bonus was payable for the second half of 2008.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for W. John Nelson, Executive Vice President and Chief Operating Officer.

	Termination
	Without
Executive	Cause or		Termination						Resignation
Benefits and	Resignation		Following a						other than
Payments Upon	for Good		Change of		Change of		Death or	Termination	for Good
Termination	Reason		Control		Control		Disability	for Cause	Reason

Cash Compensation:
Base Salary	$390,000	(1)	$390,000	(1)	$0		$0	$0	$0
Cash Incentive	$0	(2)	$0	(2)	$0		$0	$0	$0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	$0		$676,600	(3)	$676,600	(3)	$0	$0	$0

Total:	$390,000		$1,066,600		$676,600		$0	$0	$0

1.
Mr. Nelson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Nelson’s base salary at the end of fiscal 2008 was $390,000.

2.
This amount anticipates that Mr. Nelson is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Nelson’s date of termination was as of December 31, 2008. As of that date, Mr. Nelson’s cash incentive bonus for the first half of 2008 was already paid and no bonus was payable for the second half of 2008.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for William Hall, our Senior Vice President and General Manager of Standard Products Group.

	Termination
	Without
Executive	Cause or		Termination						Resignation
Benefits and	Resignation		Following a						other than
Payments Upon	for Good		Change of		Change of		Death or	Termination	for Good
Termination	Reason		Control		Control		Disability	for Cause	Reason

Cash Compensation:
Base Salary	$292,000	(1)	$292,000	(1)	$0		$0	$0	$0
Cash Incentive	$0	(2)	$0	(2)	$0		$0	$0	$0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	$0		$256,132	(3)	$256,132	(3)	$0	$0	$0

Total:	$292,000		$548,132		$256,132		$0	$0	$0

1.
Mr. Hall’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Hall’s base salary at the end of fiscal 2008 was $292,000.

2.
This amount anticipates that Mr. Hall is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Hall’s date of termination was as of December 31, 2008. As of that date, Mr. Hall’s cash bonus for the first half of 2008 was already paid and no bonus was payable for the second half of 2008.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during fiscal 2008 were, Robert H. Smith (Chairman), J. Daniel McCranie, and Curtis J. Crawford. None of the members of the Compensation Committee is or has been an employee of the Company or any of its subsidiaries. During fiscal 2008, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

AUDIT COMMITTEE REPORT3
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.
The Audit Committee, comprised of five independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.
Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Commission.
It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
This report is submitted by the Audit Committee.
Emmanuel T. Hernandez, Chairman
Francis P. Barton
Curtis J. Crawford
J. Daniel McCranie
Robert H. Smith

[3]
Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth equity compensation plan information as of December 31, 2008:

				Number of
				Securities
				Remaining
				Available for
				Future Issuance
				Under Equity
	Number of Securities		Weighted Average	Compensation
	to be Issued Upon		Exercise Price of	Plans (Excluding
	Exercise of		Outstanding	Securities
	Outstanding Options,		Options, Warrants	Reflected in
	Warrants and Rights		and Rights(5)	Column (a))
	(a)		(b)	(c)
Plan Category
Equity Compensation Plans Approved by Stockholders (1)	28,082,127	(3)	$6.93	23,112,277	(6)
Equity Compensation Plans Not Approved by Stockholders (2)	12,318,551	(4)	$8.36	3,925,260	(7)
Total	40,400,678			27,037,537

(1)	Consists of the ON Semiconductor Corporation Founders Plan, the SIP and the 2000 ESPP.

(2)
The Company has assumed awards in accordance with applicable NASDAQ listing standards under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan, which has not be approved by the Company’s stockholders but which was approved by AMI stockholders. The Company has also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by the Company stockholders but which were approved by Catalyst Semiconductor, Inc. stockholders: the Catalyst Semiconductor, Inc. Options Amended and Restated 2003 Stock Incentive Plan, the Catalyst Semiconductor, Inc. 2003 Director Stock Option Plan, and the Catalyst Semiconductor, Inc. 1998 Special Equity Incentive Plan. Also included are shares that were added to the SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan.

(3)
Includes 3,923,913 shares of common stock subject to RSUs that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service. This column excludes purchase rights accruing under the 2000 ESPP that have a shareholder approved reserve of 8,500,000 shares. Under the 2000 ESPP, each eligible employee may purchase up to the lesser of (i) 500 shares of common stock or (ii) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the 2000 ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period. The amounts in this table do not include the additional 6,500,000 shares that are the subject of Proposal 2 of this proxy statement.

(4)
Includes 926,860 shares of common stock subject to RSUs assumed in connection with the acquisitions that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service.

(5)
Calculated without taking into account shares of common stock subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(6)
Includes 1,082,512 shares of common stock reserved for future issuance under the 2000 ESPP and 22,029,765 shares of common stock available for issuance under the Founders Plan and the SIP. The number of securities remaining available for future issuance under these equity compensation plans increased by 12,350,259 effective January 1, 2009, which amount is not reflected in the above table. This increase in securities remaining available for future issuance was calculated based on 3.0% of our total number of outstanding shares of common stock as of January 1, 2009.

(7)
Represents shares of common stock reserved for issuance under the SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan at the effective time of the merger. The Company elected to assume the available shares reserved for use under the SIP to grant awards following the merger to former AMI employees and others who were not employees of the Company prior to the Merger.

PRINCIPAL STOCKHOLDERS
Except as discussed in the footnotes below, the following table sets forth, as of March 2, 2009, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 414,517,354 shares of common stock outstanding on March 2, 2009. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class
FMR LLC	62,265,004	14.87%
82 Devonshire Street Boston, Massachusetts 02109 (1)

Thornburg Investment Management, Inc.	24,577,389	5.93%
2300 Ridgetop Road Santa Fe, New Mexico 87506 (2)

Wellington Management Company, LLP	45,828,416	11.06%
75 State Street Boston, Massachusetts 02109 (3)

Brookside Capital Partners Fund, LP	24,325,010	5.87%
111 Huntington Avenue Boston, Massachusetts 02199 (4)

(1)
The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G (Amendment No. 4) filed with the Commission on February 17, 2009 reporting shares held as of December 31, 2008. FMR LLC has the sole power to dispose or to direct the disposition of the shares it beneficially owns but has no voting power, other than the sole power to vote or to direct the vote of 423,109 shares. The Schedule 13G/A contains the following information regarding beneficial ownership of shares of our common stock: (a) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 61,836,801 shares of our common stock, which includes 535,714 shares resulting from the assumed conversion of $3,750,000 principal amount of our 1.875% convertible notes due December 15, 2025 (142.8571 shares for each $1,000 principal amount of debenture), 196,638 shares resulting from the assumed conversion of $1,930,000 principal amount of our zero coupon convertible notes due April 15, 2024 (101.8849 shares for each $1,000 principal amount of debenture), and 3,541,905 shares resulting from the assumed conversion of $37,190,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC through its control of Fidelity and the funds each has sole power to dispose of the 61,836,801 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by Fidelity resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. The ownership of Fidelity, Fidelity Leveraged Co Stock Fund amounted to 23,079,802 shares of our common stock. (b) Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, Massachusetts 02109, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 67,564 shares of our common stock as a result of its serving as the investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Edward C. Johnson 3d and FMR LLC through its control of PGALLC each has sole power to vote or direct the voting of 67,564 shares of our common stock owned by the institutional accounts or funds advised by PGALLC. (c) Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts 02109, an indirect wholly-owned subsidiary of FMR

LLC, is the beneficial owner of 316,399 shares of our common stock as a result of its serving as the investment manager of institutional accounts owning such shares. The number of shares of our common stock owned by the institutional accounts included 5,094 shares resulting from the assumed conversion of $50,000 principal amount of our zero coupon convertible notes due April 15, 2024 (101.8849 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC through its control of PGATC each has sole dispositive power over 316,399 shares and sole power to vote or to direct the voting of 311,305 shares of our common stock owned by the institutional accounts managed by PGATC. (d) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 44,240 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. As noted in the Schedule 13G/A, FMR LLC and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Exchange Act and are not required to attribute to each other beneficial ownership of securities beneficially owned by the other entity.

(2)
The number of shares of common stock for Thornburg Investment Management Inc. (“Thornburg”) is based solely on the information contained in the Schedule 13G (Amendment No. 2) filed with the Commission on February 27, 2009 reporting the shares held by Thornburg as of such date. Thornburg has sole voting and investment power related to the shares it beneficially owns.

(3)
The number of shares of common stock for Wellington Management Company, LLP (“Wellington Management”) is based solely on the information contained in the Schedule 13G (Amendment No. 2) filed with the Commission on February 17, 2009 reporting the shares held by Wellington Management as of December 31, 2008. Wellington Management has shared voting power with respect to 32,566,966 shares it beneficially owns in its capacity as an investment advisor, and has no sole voting power with respect to any of the shares it beneficially owns. Wellington Management has shared dispositive power with respect to 45,588,116 shares it beneficially owns in its capacity as an investment advisor and has no sole dispositive power with respect to any of the shares it beneficially owns.

(4)
The number of shares of common stock for Brookside Capital Partners Fund, L.P. (“Brookside Fund”) is based solely on the information contained in the Schedule 13G (Amendment No. 1) filed with the Commission on February 17, 2009 reporting the shares held by Brookside Fund as of December 31, 2008. Brookside Fund has sole voting and investment power related to the shares it beneficially owns.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth, as of March 2, 2009, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 414,517,354 shares of common stock outstanding on March 2, 2009. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 2, 2009 through the exercise of any stock option or similar security, or the vesting of RSUs.

	Common Stock
	Number			Percentage
	of Shares	Right to		of
Name of Beneficial Owner	Owned	Acquire (1)	Total	Class
Named Executive Officers
Keith D. Jackson	477,756	809,950	1,287,706		*
Donald Colvin	193,609	448,016	641,625		*
Robert Mahoney	0	124,379	124,379		*
W. John Nelson	41,967	143,334	185,301		*
William Hall	21,025	144,750	165,775		*

Current Directors (excluding CEO)
J. Daniel McCranie	160,345	31,822	192,167		*
Francis P. Barton	49,845	6,666	56,511		*
Curtis J. Crawford	60,345	41,000	101,345		*
Emmanuel T. Hernandez	60,345	41,000	101,345		*
Phillip D. Hester	53,345	16,834	70,179		*
Daryl Ostrander	31,886	0	31,886		*
Robert H. Smith	138,345	27,000	165,345		*

					*
All Directors and Executive Officers as a group (16 persons)	1,364,134	2,563,447	3,927,581		*

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs within 60 days of March 2, 2009.

RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight of such related party transactions.
We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008 and 2009 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy prescribes review and oversight requirements and related procedures with respect to transactions in which a related party was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in NASDAQ Marketplace Rules but also includes additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy prescribes that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions, must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.
When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including but not limited to the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted as arms-length transactions on terms that are fair to the Company and are consummated because they are in the best interests of the Company and its stockholders.
Related Party Transactions
On December 22, 2008, the Company entered into a consulting agreement with one of our directors, Mr. Hester. Under the agreement, Mr. Hester provided research and development process related consulting services to the Company over a three-month period starting on January 5, 2009 and ending on April 3, 2009. This agreement provided for the Company to pay Mr. Hester an hourly fee for his services as well as reimbursement for his actual expenses. Under the agreement, total compensation (not including expense reimbursement) paid to Mr. Hester would not exceed $110,000.
In connection with disclosure required under Item 404(a) of Regulation S-K, we analyzed whether one of our directors, Mr. Hernandez, had a direct or indirect material interest in two separate supply and purchase transactions that we entered into in 2007 and 2008 with SunPower relating to certain raw materials. At that time, Mr. Hernandez was the Chief Financial Officer of SunPower and owned less than 1% of its outstanding voting power. Our 2007 and 2008 revenues for these transactions were $8.7 million and $7.25 million, respectively, and accounted for approximately .56% and .36%, respectively, of our total revenues for 2007 and 2008. These transactions also only accounted for approximately 1.39% and .68% of SunPower’s cost of revenues for 2007 and 2008, respectively. In 2008, pursuant to an option granted as part of the 2007 transaction, we repurchased the materials sold in 2007 at a price of approximately $4.3 million. The Company and the Board reviewed these transactions and determined that they were in the best interest of the Company and its shareholders. After conducting this review and after consultation with Mr. Hernandez, we also determined that Mr. Hernandez did not have a direct or indirect material interest in these transactions and that disclosure was not required under Item 404 of Regulation S-K with respect to Mr. Hernandez.
In 2008, Future Electronics, Inc. (“Future Electronics”), one of our distributors, accounted for approximately $42 million of our revenues, which was approximately 2.04% of our total 2008 revenues. Future Electronics is controlled by Alonim Investments, Inc. (“Alonim”), whose ownership of our common stock exceeded 5% for part of the first quarter of 2008. Alonim’s beneficial ownership of our common stock fell below the 5% threshold in March 2008. Accordingly, Alonim and Future Electronics are no longer “related parties” (as such term is defined under Item 404 of Regulation S-K).
For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal 1: Election of Directors” above.
SECTION 16(A) REPORTING COMPLIANCE
Section 16(A) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a) on a timely basis except as described below. A Form 4 timely filed by the Company, on behalf of George H. Cave, to reflect an option exercise reported the sale of 7,000 shares of common stock but, due to a clerical error by the Company, inadvertently omitted reporting the exercise and acquisition of the 7,000 shares that was part of the transaction. The Form 4 was subsequently amended.
MISCELLANEOUS INFORMATION
Solicitation of Proxies
The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies. The estimated cost will be $10,000 plus additional fees relating to telephone solicitation of proxies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.
Annual Report/Form 10-K
Our 2008 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2008, is being mailed concurrently with this proxy statement to all stockholders of record as of April 6, 2009. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at 602-244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Other Business
Other than the election of Directors, the amendment to our 2000 ESPP, and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.
Stockholder Communications with the Board of Directors
Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded to the Board.
Stockholder Nominations and Proposals
Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.
Under the Commission rules, stockholder proposals for the 2010 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 11, 2009 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.
The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.
If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.
Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.
GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 10, 2009

APPENDIX A
ON SEMICONDUCTOR CORPORATION
2000 EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated as of May 20, 2009)
1. PURPOSE. The purpose of this ON Semiconductor Corporation 2000 Employee Stock Purchase Plan (the “Plan”) is to encourage stock ownership by eligible employees of ON Semiconductor Corporation (formerly known as SCG Holding Corporation) (the “Company”) and its Subsidiaries and thereby provide employees with an incentive to contribute to the profitability and success of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be maintained for the exclusive benefit of eligible employees of the Company and its Subsidiaries.
2. DEFINITIONS. For purposes of the Plan, in addition to the terms defined in Section 1, the following terms are defined:
(a) “Board” means the Board of Directors of the Company.
(b) “Cash Account” means the account maintained on behalf of a Participant by the Company for the purpose of holding cash contributions withheld from payroll pending investment in Stock.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Custodian” means Solomon Smith Barney or any successor or replacement appointed by the Board or its delagatee under Section 3(a).
(e) “Earnings” means a Participant’s salary or wages, including bonuses, for services performed for the Company and its Subsidiaries and received by a Participant for services rendered during an Offering Period.
(f) “Fair Market Value” means the closing price of the Stock on the relevant date as reported on NASDAQ (or any national securities exchange or quotation system on which the Stock is then listed), or if there were no sales on that date the closing price on the next preceding date for which a closing price was reported; provided, however, that for any Offering Period beginning on the IPO Date, the Fair Market Value of the Stock on the first day of such Offering Period shall be deemed to be the price at which the Company’s Stock is offered under its initial public offering of Stock.
(g) “IPO Date” means the date on which the Company’s initial public offering of Stock is consummated.
(h) “Offering Period” means the period beginning on the IPO Date and ending on the last day of the next calendar quarter, and every three-month period thereafter. For Participants who do not reside in the United States, if the day on which the Company receives approval by the applicable foreign jurisdiction to offer common stock to Participants residing in that jurisdiction is later than the day on which the Company’s initial public offering becomes effective, the Offering Period means the period beginning on the day on which the Company receives approval by the applicable foreign jurisdiction to offer common stock to such Participants and ending on the last day of the next calendar quarter, and every three-month period thereafter.
(i) “Participant” means an employee of the Company or a Subsidiary who is participating in the Plan.

(j) “Purchase Right” means a Participant’s option to purchase Stock that is deemed to be outstanding during an Offering Period. A Purchase Right represents an “option” under Section 423 of the Code.
(k) “Stock” means the common stock of the Company.
(l) “Stock Account” means the account maintained on behalf of the Participant by the Custodian for the purpose of holding Stock acquired under the Plan.
(m) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain as set forth in Code Section 424(f).
3. ADMINISTRATION.
(a) Board Administration. The Plan will be administered by the Board. The Board may delegate its administrative duties and authority (other than its authority to amend the Plan) to any Board committee or to any officers or employees or committee thereof as the Board may designate (in which case references to the Board will be deemed to refer to the administrator to which such duties and authority have been delegated). The Board will have full authority to adopt, amend, suspend, waive, and rescind rules and regulations and appoint agents as it deems necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility). No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.
(b) The Custodian. The Custodian will act as custodian under the Plan, and will perform duties under the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain Participants Stock Accounts and any subaccounts as may be necessary or desirable to administer the Plan.
(c) Waivers. The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance on an individual case or by adopting a rule or regulation under the Plan, without amending the Plan.
(d) Other Administrative Provisions. The Company will furnish information from its records as directed by the Board, and such records, including a Participant’s Earnings, will be conclusive on all persons unless determined by the Board to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Board or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis and uniform rules will apply to all persons similarly situated. All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Right outstanding during any given Offering Period in accordance with Code Section 423(b)(5).
4. STOCK SUBJECT TO PLAN. Subject to adjustment as provided below, the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be 15,000,000. If, at the end of any Offering Period, the number of shares of Stock with respect to which Purchase Rights are to be exercised exceeds the number of shares of Stock then available under the Plan, the Board shall make a pro rata allocation of the shares of Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the

Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares of Stock purchased on the open market. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.
5. ENROLLMENT AND CONTRIBUTIONS.
(a) Eligibility. An employee of the Company or any Subsidiary designated by the Board may be enrolled in the Plan for any Offering Period if such employee is employed by the Company or a Subsidiary authorized to participate in the Plan on the first day of the Offering Period, unless one of the following applies to the employee:
(i) such person has been employed by the Company or a Subsidiary less than 90 days; or
(ii) such person is customarily employed by the Company or a Subsidiary for 20 hours or less a week; or
(iii) such person is customarily employed by the Company or a Subsidiary for not more than five months in any calendar year;
(iv) such person would, immediately upon enrollment, be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Stock of the Company or any Subsidiary.
Notwithstanding the above, solely for purposes of the first Offering Period under the Plan, an employee who is employed by the Company or a Subsidiary on the first day of such Offering Period and who is otherwise eligible to participate in the Plan shall not be required to satisfy the 90 day employment period specified in 5(a)(i) above.
The Company will notify an employee of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms. Notwithstanding the above, any individual who is employed by the Company or a Subsidiary designated by the Board and who is working outside of the United States shall not be eligible to participate in the Plan if the laws of the country in which the employee is working makes the offer of the Purchase Right or the delivery of Stock under the Plan impractical. Additionally, the offer of the Purchase Right and the delivery of Stock under the Plan shall be effective for any individual who is employed by the Company or a Subsidiary and who is working outside of the United States only after the Company has complied with the applicable laws of the country in which the employee is working.
(b) Initial Enrollment. An employee who is eligible under Section 5(a) (or who will become eligible on or before a given Offering Period) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company a properly completed enrollment form, including the employee’s election as to the rate of payroll contributions for the Offering Period. To be effective for any Offering Period, such enrollment form must be filed at least two weeks (or such other period determined by the Board) preceding such Offering Period.
(c) Automatic Re-enrollment for Subsequent Offering Periods. A Participant whose enrollment in, and payroll contributions under, the Plan continues throughout a Offering Period will automatically be re-enrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the next Offering Period in accordance with Section 7(a), or (ii) the Participant is ineligible to participate under Section 5(a). The initial rate of payroll contributions for a Participant who is automatically re-enrolled for a Offering Period will be the same as the rate of payroll contribution in effect at the end of the preceding Offering Period, unless the Participant files a new enrollment form designating a different rate of payroll contributions and such new enrollment form is received no later than two weeks (or such other period determined by the Board) prior to the beginning of the next Offering Period.
(d) Payroll Contributions. A Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, at the rate elected by the Participant in his or her enrollment form in effect for that Offering Period (except that such rate may be changed during the Offering Period to the extent permitted below). The rate of payroll contributions elected by a Participant may not be less than one percent (1%) nor more than ten percent (10%) of the Participant’s Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate, subject to Section 8(c). Notwithstanding the above, a Participant’s payroll contributions will be adjusted downward by the Company as necessary to ensure that the limit on the amount of Stock purchased for an Offering Period set forth in Section 6(a)(iii) is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for a future Offering Period by filing a new enrollment form designating a different rate of payroll contributions, which form must be received at least two weeks (or such other period determined by the Board) prior to the beginning of an Offering Period to be effective for that Offering Period. In addition, a Participant may elect to discontinue payroll contributions during an Offering Period by filing a new enrollment form, such change to be effective for the next payroll after the Participant’s new enrollment form is received.
(e) Crediting Payroll Contributions to Cash Accounts. All payroll contributions by a Participant under the Plan will be credited to a Cash Account maintained by the Company on behalf of the Participant. The Company will credit payroll contributions to each Participant’s Cash Account as soon as practicable after the contributions are withheld from the Participant’s Earnings.
(f) No Interest on Cash Accounts. No interest will be credited or paid on cash balances in Participant’s Cash Accounts pending investment in Stock.
6. PURCHASES OF STOCK.
(a) Purchase Rights. Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period. Each Purchase Right will be subject to the following terms:
(i) The purchase price of each share of Stock purchased for each Offering Period will equal 85% of the lesser of the Fair Market Value of a share of Stock on the first day of an Offering Period, or the Fair Market Value of a share of Stock on the last day of an Offering Period.
(ii) Except as limited in (iii) below, the number of shares of Stock that may be purchased upon exercise of the Purchase Right for a Offering Period will equal the number of shares (including fractional shares) that can be purchased at the purchase price specified in Section 6(a)(i) with the aggregate amount credited to the Participant’s Cash Account as of the last day of an Offering Period.
(iii) The number of shares of Stock subject to a Participant’s Purchase Right for any Offering Period will not exceed the lesser of: (1) 500 shares of Stock, or (2) the number derived by dividing $6,250 by 100% of the Fair Market Value of one share of Stock on the first day of the Offering Period for the Offering Period.
(iv) The Purchase Right will be automatically exercised on the last day of the Offering Period.
(v) Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with Section 5(d) and (e).

(vi) The Purchase Right will expire on the earlier of the last day of the Offering Period or the date on which the Participant’s enrollment in the Plan terminates.
(b) Purchase of Stock. At or as promptly as practicable after the last day of an Offering Period, amounts credited to each Participant’s Cash Account will be applied by the Company to purchase Stock, in accordance with the terms of the Plan. Shares of Stock will be purchased from the Company or in the open market, as the Board determines. The Company will aggregate the amounts in all Cash Accounts when purchasing Stock, and shares purchased will be allocated to each Participant’s Stock Account in proportion to the cash amounts withdrawn from such Participant’s Cash Account. After completing purchases for each Offering Period (which will be completed in not more than 15 calendar days after the last day of an Offering Period), all shares of Stock so purchased for a Participant will be credited to the Participant’s Stock Account.
(c) Dividend Reinvestment; Other Distributions. Cash dividends on any Stock credited to a Participant’s Stock Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. The Company will aggregate all purchases of Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 15 calendar days) after a dividend payment date. The purchases will be made directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date or on the open market. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant’s Stock Account will be credited to such Account.
(d) Withdrawals and Transfers. Shares of Stock may be withdrawn from a Participant’s Stock Account, in which case one or more certificates for whole shares may be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Alternatively, whole shares of Stock may be withdrawn from a Participant’s Stock Account by means of a transfer to a broker-dealer or financial institution that maintains an account for the Participant, together with the transfer of cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Participants may not designate any other person to receive shares of Stock withdrawn or transferred under the Plan. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a).
(e) Excess Account Balances. If any amounts remain in a Cash Account following the date on which the Company purchases Stock for an Offering Period as a result of the limitation set forth in Section 6(a)(iii) or for any other reason, such amounts will be returned to the Participant as promptly as practicable.
7. TERMINATION AND DISTRIBUTIONS.
(a) Termination of Enrollment. A Participant’s enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Offering Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Offering Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a) of the Plan, or (iii) the termination of the Participant’s employment by the Company and its Subsidiaries. An employee whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Offering Period if he or she satisfies the eligibility requirements of Section 5(a) as of such Offering Period. A Participant’s election to discontinue payroll contributions will not constitute a termination of enrollment.
(b) Distribution. As soon as practicable after a Participant’s enrollment in the Plan terminates, amounts in the Participant’s Cash Account which resulted from payroll contributions will be repaid to the Participant. The Custodian will continue to maintain the Participant’s Stock Account for the Participant until the earlier of such time as the Participant directs the sale of all Stock in the Account, withdraws, or transfers all Stock in the Account, or one year after the Participant ceases to be employed by the Company and its Subsidiaries. If a Participant’s termination of enrollment results from his or her death, all amounts payable will be paid to his or her estate.
8. GENERAL.
(a) Costs. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, to the extent provided in this Section 8(a). Any brokerage fees and commissions for the purchase of Stock under the Plan (including Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of Stock under the Plan by a Participant will be borne by such Participant. The rate at which such fees and commissions will be charged to Participants will be determined by the Custodian or any broker-dealer used by the Custodian (including an affiliate of the Custodian), and communicated from time to time to Participants. In addition, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(d)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants.
(b) Statements to Participants. The Participant’s statement will reflect payroll contributions, purchases, sales, and withdrawals and transfers of shares of Stock and other Plan transactions by appropriate adjustments to the Participant’s Accounts. The Custodian will, not less frequently than quarterly, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Stock Account and the date thereof, the number of shares of Stock credited or sold, the aggregate purchase price paid or sales price received, the purchase or sales price per share, the brokerage fees and commissions paid (if any), the total shares held for the Participant’s Stock Account (computed to at least three decimal places), and such other information as agreed to by the Custodian and the Company.
(c) Compliance with Section 423. It is the intent of the Company that this Plan complies in all respects with applicable requirements of Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.
9. GENERAL PROVISIONS.
(a) Compliance With Legal and Other Requirements. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, or the laws of any country in which employees of the Company and a Subsidiary who are nonresident aliens and who are eligible to participate reside, or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate. In addition, the Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.
(b) Limits on Encumbering Rights. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant’s lifetime only by the Participant.

(c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee’s employment at any time.
(d) Taxes. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan. This provision and other Plan provisions do not set forth an explanation of the tax consequences to Participants under the Plan. A brief summary of the tax consequences will be included in disclosure documents to be separately furnished to Participants.
(e) Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company’s shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to shareholders for approval. However, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Offering Period that has been completed prior to such Board action. The foregoing notwithstanding, upon termination of the Plan the Board may (i) elect to terminate all outstanding Purchase Rights at such time as the Board may designate, and all amounts contributed to the Plan which remain in a Participant’s Cash Account will be returned to the Participant (without interest) as promptly as practicable, or (ii) shorten the Offering Period to such period determined by the Board and use amounts credited to a Participant Cash Account to purchase Stock.
(f) No Rights to Participate; No Shareholder Rights. No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant (or credited to the Participant’s Stock Account).
(g) Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant’s Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.
(h) Plan Year. The Plan will operate on a plan year that begins on January 1 and ends December 31 in each year.
(i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of laws, and applicable federal law.
(j) Effective Date. The Plan will become effective on the IPO Date, subject to the Plan being approved by shareholders of the Company, at a meeting by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code. If the Plan is not approved in accordance with Section 423(b)(2) of the Code, each Participant’s Purchase Right shall be void and amounts credited to the Participant’s Cash Account shall be promptly returned to the Participant.

ON SEMICONDUCTOR CORPORATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2009.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/ONNN
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2 and 3.

1. TO ELECT THREE CLASS I DIRECTORS – Nominees:	01 - Curtis J. Crawford	02 - Daryl Ostrander	03 - Robert H. Smith
☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees

			01	02	03
☐	For All EXCEPT -	To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

2.	TO APPROVE AN AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN (AS DESCRIBED IN AND ATTACHED TO THE PROXY STATEMENT)	For ☐	Against ☐	Abstain ☐	3.	TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	For ☐	Against ☐	Abstain ☐
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

Stockholders who wish to view the Company’s Proxy Statement
and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2009 Annual Meeting materials by directing their
Internet browser to www.onsemi.com/annualdocs
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details
Description – 2009 Annual Meeting of Stockholders
Date & Time – May 20, 2009 at 8:30 a.m. (local time)
Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 20, 2009, at 8:30 a.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE, (2) AN AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN (AS DESCRIBED IN AND ATTACHED TO THE PROXY STATEMENT) AND (3) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)